UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post- Qualification Amendment No. 8 to

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

Limitless Venture Group, Inc.

Corporate:

Limitless Venture Group, Inc.

121 E. 36th Street

Tulsa, OK 74106

(918) 671-9935

http://www.lvginc.com

Best Efforts Offering of 75,000,000 Common Stock Shares
Offering Price per Common Stock Share: $0.02 USD

The proposed sale will begin as soon as practicable after this Offering Circular has qualified by the Securities and Exchange Commission. A maximum of 75,000,000 Common Stock Shares are being offered to the public at $0.02 per Share by the Company. A maximum of $1,500,000 will be received by the Company from the offering.

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 75,000,000 Common Stock Shares by the Company, (2) One Year from the date that this Offering is Qualified by the United States Securities and Exchange Commission, or (3) a date prior to the one year anniversary of this Offering being Qualified by the United States Securities and Exchange Commission as so determined by the Company’s Management (the “Offering Period”).

The United States Securities and Exchange Commission (the “SEC”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

DATED: November__, 2021

THE COMPANY IS CURRENTLY TRADING ON THE OTC MARKETS PINK TIER UNDER THE SYMBOL LVGI.

ANY INVESTOR WHO PURCHASES SECURITIES IN THIS OFFERING WILL HAVE NO ASSURANCE THAT OTHER PURCHASERS WILL INVEST IN THE OFFERING. ACCORDINGLY, IF THE COMPANY SHOULD FILE FOR BANKRUPTCY PROTECTION, OR A PETITION FOR INSOLVENCY BANKRUPTCY IS FILED BY CREDITORS AGAINST THE COMPANY, INVESTOR FUNDS WILL BECOME PART OF THE BANKRUPTCY ESTATE AND ADMINISTERED ACCORDING TO THE BANKRUPTCY LAWS.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURATE OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION, HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251 (d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO WWW.INVESTOR.GOV

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A

TABLE OF CONTENTS:

ITEM 2: DISTRIBUTION SPREAD

	Number of Securities Offered	Offering Price		Selling Commissions		Proceeds to Company
Per Security	—		$0.02		$0.00		$0.02
	75,000,000		0.02		0.0		1,500,000
Total Maximum	75,000,000		$0.02		$0.00		$1,500,000
Common Shares by Selling Shareholders	---	$	---	$	---	$	---

1)	We are offering a maximum of 75,000,000 shares of common stock at the price indicated.

2)	Additional Fees for Legal Review and Opinion(s), Accounting Costs, Underwriting fees, and costs related to the drafting of this Registration Statement and Professional Services Fees should not exceed $5,000 USD. Any costs above $5,000 will be paid by funds raised.

3)	The Shares will be offered on a “best-efforts” basis by the Company’s Officers, Directors and Employees, and may be offered through Broker-Dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”), or through other appropriate and legal independent referral sources. As of the date of this Offering Statement, no selling agreements had been entered into by the Company with any Broker Dealer firms.. Selling commissions up to 10% may be paid to Broker Dealers who are members of FINRA and are registered with the SEC with respect to sales of Shares made by them and compensation may be paid to consultants in connection with the Offering of Shares. The Company may also pay incentive compensation to Registered Broker Dealers in the form of Common Stock or Stock Options with the Company which will not exceed 10% of the value of the Shares sold. The Company will indemnify participating Broker-Dealers with respect to disclosures made in the Offering Circular. In the event the company engages the services of a Broker Dealer or Underwriter post-qualification of the Offering, the Company shall file a post-qualification amended registration statement with the United States Securities and Exchange Commission disclosing the terms and conditions of the engagement with the Broker Dealer and/or Underwriter.

4)	The Shares are being Offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 1 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

THIS OFFERING STATEMENT CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING STATEMENT.

THIS OFFERING STATEMENT CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING STATEMENT.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING STATEMENT OR SELLING LITERATURE.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSURER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS OFFERING STATEMENT, NOR HAS ANY PERSON BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFERING STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS OFFERING STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICIATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICIATION. NEITHER THE DELIVERY OF THIS OFFERING STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE AS HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

THIS OFFERING STATEMENT MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING STATEMENT FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN SECURITIES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND DILUTION

Investing in the Company’s Securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in this Securities Offering.

Emerging Growth Company Status

The Company is an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For as long as the Company is an emerging growth company, the Company may take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to other public companies. These exemptions include:

●	An exemption from providing an auditor’s attestation report on management’s assessment of the effectiveness of the Company’s systems of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;
●	An exemption from compliance with any new requirements adopted by the Public Accounting Oversight Board (“PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
●	An exemption from compliance with any other new auditing standards adopted by the PCAOB after April 5th, 2012, unless the United States Securities and Exchange Commission (“SEC”) determines otherwise; and
●	Reduced disclosure of executive compensation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has chosen to “opt out” of such extended transition period and, as a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company will cease to be an “emerging growth company” upon the earliest of (i) when the Company has $1.0 Billion or more in annual revenues, (ii) when the Company has at least $700 Million in market value of the Company’s Common Units held by non-affiliates, (iii) when the Company issues more than $1.0 Billion of non-convertible debt over a three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of the Company’s Initial Public Offering.

Any Failure of One or More of The Subsidiary Companies of LVGI Could Result in Loss of Revenues

The Company’s operations are dependent upon its primary subsidiary, Summit Harbor Holdings, Inc to produce revenues through its joint venture and subsidiary companies. All the subsidiaries were acquired in 2019. A loss of revenue in one or more of the subsidiary companies or closing of one or more of the subsidiary companies could cause the Company to report lower revenues, however, due to the diversity of the subsidiary companies, an loss of revenue event should not put the Company in jeopardy of closing.

  Loss of revenue in a subsidiary company of LVGI could be caused by a number of issues such as;
  Changing laws and regulations regarding the growing, production and sales of hemp or hemp derivatives
  Undercapitalization of the subsidiaries
  Market forces that create extreme changes in pricing, supply or demand
  Increase in competition in certain markets

THE MARKETS IN WHICH THE COMPANY OPERATES ARE HIGHLY COMPETITVE AND THE COMPANY MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

The Company competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. Many of the Company’s current competitors, as well as a number of the Company’s potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than the Company does. Some of the Company’s current or potential competitors have the financial resources to withstand substantial price competition. Moreover, many of the Company’s competitors have more extensive customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations, including relationships with many of the Company’s potential customers. The Company’s competitors may be able to respond more quickly than the Company can to new or emerging opportunities and changes in customer requirements.

As competition in the hemp and hemp derivative markets continues to intensify, new production methods, farming technology, distribution methods and consumer awareness and acceptance will continue to shape the market. The Company is aware that other companies will in the future focus significant resources on growth, production, distribution and sales of hemp and hemp derivatives, hemp products and services that will compete with the Company’s products and services.

Increased competition could result in:

●	Price and Revenue Reductions and Lower Profit Margins;
●	Increased Cost of Service from farmers, processors, distribution services, sales and marketing
●	Loss of Customers; and
●	Loss of Market Share

Any one of these could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company’s Business Will Suffer if the Business is Not Able to Generate Sufficient Revenues Through Its Subsidiaries

The Company has had only limited resources to provide its subsidiaries with the support they need for marketing, sales, asset purchasing, and Backoffice support. Although LVGI can help in some regards, until there is sufficient capitalization, the revenue growth of the companies could take longer than expected in order to create a sustainable positive net cashflow event.

The Company’s Business Will Suffer if the Company Does Not Respond to Market Changes and New Demands

The market for industrial hemp products and their derivates to be characterized by rapid cultural change and acceptance in the consumer market for such items. Because this is such a new market, and because the demand is high there have been many entrepreneurs trying to enter the industrial hemp space and at some point the market may become saturated with hemp and hemp derivative products. The Company may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than that of the Company, or that gain greater market acceptance, or if new industry standards emerge, the Company may not have the resources to make the adjustments quickly enough to respond and it could materially and adversely affect the Company’s business, results of operations and financial condition.

If the Company Fails to Promote and Maintain Its Brand in the Market, the Company’s Business, Operating Results, Financial Condition, and Its Ability to Attract Customers will be Materially Adversely Affected

The Company’s success depends on the Company’s ability to create and maintain brand awareness for its subsidiary businesses, such as the Company’s subsidiary BooBeary brand of products. This may require a significant amount of capital to allow the Company to market the Company’s subsidiary companies, and to establish brand recognition and customer loyalty. Many of the Company’s competitors in this market are larger than the Company and have substantially greater financial resources than that of the Company. Additionally, many of the companies offering similar products have already established their brand identity within the marketplace. The Company can offer no assurances that it will be successful in establishing awareness of the Company’s subsidiaries, allowing the Company to compete in this market. The importance of brand recognition will continue to increase because of low barriers of entry to the industries in which the Company’s subsidiaries operates and may result in an increased number of direct competitors. To promote the Company’s subsidiary brands, the Company may be required to continue to increase its financial commitment to creating and maintaining the Company’s subsidiary brand awareness. The Company may not generate a corresponding increase in revenue to justify these costs.

The Company is Reliant on Key Individuals

The Company currently is heavily reliant on the services of Mr. Joseph Francella, the Company’s Chief Executive Officer and Chief Accounting Officer and Devon Diaz, the Chief Operating Officer. The departure or loss of Mr. Francella may negatively affect the Company’s business, although Devon Diaz, has many years successfully launching, funding and franchising startup businesses and in the case where Mr. Francella can no longer perform his duties, Devon Diaz, has the knowledge, ability and qualifications to continue in the role of CEO either permanently or until a suitable replacement can be found in a timely manner. Both Mr. Francella and Mr. Diaz have been approved for a $250,000 term life insurance policy at a preferred rate which will be purchased upon initial funding with the death benefit being paid to the company.

The Company Could Potentially Face Risks Associated with Borrowing

As of June 30, 2019, the Company has $1,051,650 in principal outstanding on its’ convertible notes payable, of which $497,000 that is in default. Certain of the notes are secured by a blanket lien on the Company’s assets. Although the Company does not intend to incur any additional debt from the investment commitments provided in this offering, should the company obtain secure bank debt in the future, possible risks could arise. If the Company incurs additional indebtedness, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such new indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Investors in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

Control by a Limited Number of Shareholder

As of September 30, 2019 the Company’s Managers owned approximately less than 1% of the Company’s outstanding Common Stock Shares. Upon completion of this Offering, the Company’s Management will continue to own approximately less than 1% of the Company’s outstanding Common Stock Shares of the Company. As a result, even if all of the Shares being offered for sale by this Offering are sold, the Company’s Management will control the election of the directors of the Company and the outcome of any vote on any other matter.

The Company’s Revenues and Operating Results May Fluctuate

The Company’s revenues and operating results may fluctuate from quarter-to-quarter and year-to-year, and are likely to continue to vary due to a number of factors, many of which are not within the Company’s control. Thus, revenues and operating results for any future period are not predictable with any significant degree of certainty. For these reasons, comparing the Company’s operating results on a period-to-period basis may not be meaningful. Investors should not rely on the Company’s past results as an indication of the Company’s future performance. Fluctuations in the Company’s operating results, and financial condition may occur due to a number of factors, including, but not limited to, those listed below and those identified through this “Risk Factors” section:

●	The extent of turnover of the Company’s customers in any period;
●	Development of new competitive Services by others;
●	The Company’s response to price competition;
●	Delays between the Company’s expenditures to develop and market new Products and Services in new areas and the generation of sales from those new Products and Services;
●	Changes in the amount that the Company spends to promote its Subsidiary Companies and Services;
●	General economic and industry conditions that affect the Company’s potential customers; and
●	Changes in accounting rules and tax laws.

Due to the foregoing factors, Investors should not rely on quarter-to-quarter or year-to-year comparisons of the Company’s operating results as an indicator of future performance.

Return of Profits

The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company’s Operations and Holdings. As a result, the Company does not anticipate paying any cash dividends to its Common Stock Holders for the foreseeable future.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other investment funds, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

The Company’s Continuing as a Going Concern Depends Upon Financing

If the Company does not raise sufficient working capital and continues to experience pre-operating losses, there will continue to be substantial doubt as to its ability to continue as a going concern. Because the Company has generated no significant revenue, all expenditures during the development stage have been recorded as pre-operating losses.

Certain Factors Related to the Company’s Common Stock

Because the Company’s Common Stock may be considered a “penny stock,” and a shareholder may have difficulty selling shares in the secondary trading market.

The Company’s Common Stock Securities may be subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “qualified investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

The price of the Company’s Common Stock may be volatile, and a shareholder’s investment in the Company’s Common Stock could suffer a decline in value.

There could be significant volatility in the volume and market price of the Company’s Common Stock, and this volatility may continue in the future. The Company’s Common Stock may in the future be listed on the OTC Markets including OTC Pink Markets, “OTCQB” or “OTCQX”, where there is a great chance for market volatility for securities that trade on these markets as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our Common Stock and the relative volatility of such market price.

 Secondary Market

The Company’s common Stock is currently trading on the OTC Markets Pink current tier (OTCPink: LVGI), There are no assurances that the Company’s Common Stock will ever be listed on any regulated securities exchange. There can be no assurance that an active trading market for the Company’s Common Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market price and liquidity of the Company’s Common Stock may be adversely affected.

The Company’s Securities initially will be listed for trade on the OTC Pink Market under trading symbol LVGI

The Company’s common Stock is currently trading on the OTC Markets Pink current tier (OTCPink: LVGI). There can be no assurance that an active trading market for the Company’s Common Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market price and liquidity of the Company’s Common Stock may be adversely affected.

Shares of the Company’s Common Stock is Subject to the Penny Stock Rules

The Company’s common Stock is currently trading on the OTC Markets Pink current tier (OTCPink: LVGI), which may well make it difficult for a purchaser of Shares of the Company’s Common Stock to sell all, or a party of the Common Stock Shares when the purchasers wish, or, if the Common Stock Shares can be sold, to get what the purchaser may consider to be an adequate price for the Common Stock Shares. The Shares of the Company’s Common Stock may trade at prices which make them subject to the United States Securities and Exchange Commission’s “Penny Stock Rules”, which may also limit the liquidity of the Common Stock Shares, or adversely affect the price at which the Common Stock Shares can be sold, or both.

The Company Cannot Assure Investors that the Market for the Company’s Common Stock Will Continue at any Trading Volume, or that the Market Price of Shares of the Company’s Common Stock Will Not Decline

The Company cannot predict the prices at which the Company’s Common Stock will trade. The offering price for the Shares being sold in this Offering has been determined by the Company based largely on the Company’s perception of the amount of money in which the Company needs to raise at this time to grow the Company. The Company cannot assure you that the Offering price per Share will bear any relationship on the market price of the Company’s Common Stock may trade.

The Market Price for the Company’s Common Stock May Fluctuate Significantly

The market price and liquidity of the market for the Company’s Shares of Common Stock that will prevail in the market may be higher or lower than the price that Investors of the Company’s Common Stock pay for the Common Stock at the time of purchase, and may be significantly affected by numerous factors, some of which are beyond the control of the Company, and may not be directly related to the Company’s operating performance. These factors include, but are not limited to:

●	Significant volatility in the market price and trading volume of securities of companies in the Company’s Market Sector, which is not necessarily related to the operating performance of these companies;
●	The mix of products that the Company provides during any period;
●	Delays between the Company’s expenditures to develop and market the Company’s products, and the generation of sales from those marketing efforts;
●	Changes in the amount that the Company spends to expand its products to new areas, or to develop new products;
●	Changes in the Company’s expenditures to promote its services;
●	Announcements of acquisitions by the Company, or one of the Company’s competitors;
●	Changes in regulatory policies or tax guidelines;
●	Changes or perceived changes in earnings, or variations in operating results;
●	Any shortfall in revenue, or net income, or any increase in losses from levels expected by Investors or securities analysts; and
●	General economic trends and other external factors.

If Equity Research Analysts Do Not Publish Research Reports about the Company, of if the Research Analysts Issue Unfavorable Commentary or Downgrade the Company’s Common Stock Shares, the Price of the Company’s Common Stock Shares Could Decline

The trading market for the Company’s Common Stock Shares may come to rely in part on the research and reports that equity research analysts publish about the Company, and the Company’s business. The Company does not have control over research analysts, and the Company does not have commitments from research analysts to write research reports about the Company. The price of the Company’s Common Stock Shares could decline if one or more equity research analysts downgrades the Company’s Common Stock Shares, issues an unfavorable commentary, or ceases publishing reports about the Company.

Future Sales of the Company’s Shares Could Reduce the Market Price of the Company’s Common Stock Shares

The price of the Company’s Common Stock could decline if there are substantial sales of the Company’s Common Stock, particularly by the Company’s Directors or its Executive Officer(s), or when there is a large number of Shares of the Company’s Common Stock available for sale. The perception in the public market that the Company’s Stockholders might sell the Company Shares could also depress the market price of the Company’s Shares. If this occurs, or continues to occur, it could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

Raising Additional Capital by Issuing Securities May Cause Dilution to the Company’s Shareholders

The Company may need to, or desire to, raise substantial additional capital in the future. The Company’s future capital requirements will depend on many factors, including, among others:

●	The Company’s degree of success in capturing a larger portion of its internet entertainment business;
●	The costs of establishing or acquiring sales, marketing, and distribution capabilities for the Company’s services;
●	The extent to which the Company acquires or invests in businesses, products, or technologies, and other strategic relationships; and
●	The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If the Company raises additional funds by issuing equity or convertible debt securities, the Company will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by the Company’s then-existing shareholders. Additionally, future sales of a substantial number of shares of the Company’s Common Stock, or other equity-related securities in the public market could depress the market price of the Company’s Common Stock and impair the Company’s ability to raise capital through the sale of additional equity or equity-linked securities. The Company cannot predict the effect that future sales of the Company’s Common Stock, or other equity-related securities would have on the market price of the Company’s Common Stock

Offering Price

The price of the Securities offered has been arbitrarily established by our current Officers and Directors, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria.

Compliance with Securities Laws

The Company’s Securities are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, and applicable state securities laws. If the sale of Securities were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Securities. If a number of purchasers were to obtain rescission, we would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

ITEM 4. DILUTION

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash from outside investors, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of the new investors stake is diluted because each share of the same type is worth the same amount, and the new investor has paid more for the shares than earlier investors did for theirs.

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 50% and 25% of the shares offered for sale in this Offering:

Percentage of shares offered that are sold	100%	50%	25%

Price to the public charged for each share in this Offering	0.02	0,02	0.02

Historical net tangible book value per share as of June 30, 2019	0.0001	0.0001	0.0001

Increase in net tangible book value per share attributable to new investors in this Offering (2)	0.0001	0.001	0.001

Net tangible book value per share, after this Offering	0.0002	0.002	0.0002

Dilution per share to new investors	0.001	0.0001	.0.0001

Future Dilution

The Company, for business purposes, may from time to time issue additional shares, which may result in dilution of existing shareholders. Dilution is a reduction in the percentage of a stock caused by the issuance of new stock. Dilution can also occur when holders of stock options (such as company employees) or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, making each share less valuable. Dilution may also reduce the value of existing shares by reducing the stock’s earnings per share. There is no guarantee that dilution of the Common Stock will not occur in the future.

ITEM 5. PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 30,000,000 Common Stock Shares by the Company, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company’s Management (the “Offering Period”).

The Common Stock Shares are being offered by the Company on a “Best Efforts” basis and initially without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

Any investor who purchases securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

The Securities to be offered with this proposed offering shall be initially offered by the Company, mainly by Mr. Joseph Francella, the Company’s Chief Executive Officer. The Company may engage members of the Financial Regulatory Authority (“FINRA”) and is registered with the SEC to sell the Securities for the Company, though the Company has not yet engaged the services of any FINRA Broker Dealer. The Company will offer the securities to prospective investors on a “best efforts” basis.

The Company anticipates that any FINRA Broker Dealer will receive selling commissions of up to ten percent (10%) of the Offering Proceeds, which it may re-allow and pay to participating FINRA Broker Dealers who sell the Company’s Securities. The Company’s FINRA Broker Dealer Manager, may also sell the Securities as part of a selling group, thereby becoming entitled to retain a greater portion of the selling commissions. Any portion of the selling commissions retained by the FINRA Broker Dealer Manager would be included within the amount of selling commissions payable by the Company and not in addition to.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign and deliver the executed Purchaser Questionnaire and Subscription Agreement and Form W-9 to Limitless Venture Group, Inc. and either mail or wire funds for its total subscription amount in accordance with the instructions included in the Subscription Package.

The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

In addition to this Offering Statement, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Statement. This Offering is made only by means of this Offering Statement and prospective Investors must read and rely on the information provided in this Offering Statement in connection with their decision to invest in the Securities.

ITEM 6. USE OF PROCEEDS TO ISSUER

The Company seeks to raise maximum gross proceeds of $1,500,000 from the sale of Securities in this Offering. The Company intends to apply these proceeds substantially as set forth herein, subject only to reallocation by Company Management in the best interests of the Company.

C.    Sale of Company Common Stock Shares

Category	Maximum Proceeds	Percentage of Total Proceeds	Minimum Proceeds	Percentage of Total Proceeds
Proceeds from Sale of Securities	$1,495,000	99.9%	$20,000	0.0%

D.   Offering Expenses

Category	Maximum Proceeds	Percentage of Total Proceeds	Minimum Proceeds	Percentage of Minimum Proceeds
Offering Expenses	$5,000	0.0%	$5,000	0.0%

Footnotes:

1)	We are offering a maximum of 75,000,000 Stock Shares to be sold by the Company at the price indicated
2)	We expect to incur offering and registration expenses.
3)	Additional Fees for Legal Review and Opinion(s), Accounting Costs, Underwriting fees, and costs related to the drafting of this Registration Statement and Professional Services Fees should not exceed $5,000 USD. Any costs above $5,000 will be paid by other funds raised by the Company.
4)	The Securities to be offered with this proposed offering shall be initially offered by the Company, mainly by Mr. Joseph Francella, the Company’s Chief Executive Officer. The Shares will be offered on a “best efforts” basis by the Company’s Officers, directors and Employees, and may be offered through Broker Dealers who are registered with the Financial Industry regulatory Authority (“FINRA”), or through other independent referral sources. As of the date of this Offering circular, no selling agreements
5)	The Shares are being Offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 1 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

USE OF INVESTMENT FUND: SEE SEPARATE DOCUMENT – USAGE OF FUNDS

The above figures only represent estimates.

The application of the investment proceeds of this Offering, in the event the entire Offering is not sold, will be at the discretion of the Management of the Company.

ITEM 7. DESCRIPTION OF BUSINESS:

Who We Are:

Limitless Venture Group Inc., is poised to acquire revenue generating companies in the industrial hemp and Medical cannabis (MMJ) markets through our wholly owned subsidiary Summit Harbor Holdings, Inc. With the passage of the Federal Farm Bill which legalized the growing and processing of industrial hemp, entrepreneurs and farmers have been racing to capture an early lead into this market. Our growth strategy is to capitalize on early entrants into this market who are underfunded through majority ownership or full acquisition. LVGI will also be looking to acquire companies with complimentary markets, such as cosmetic, health and beauty as well as alternative medical care in order to leverage their existing marketplace and distribution channels to cross market products from its subsidiary companies.

Market Opportunity:

Currently the US market for industrial hemp and the products produced from industrial hemp is roughly USD 4.63 billion with CAGR of 13.7%. The global industrial hemp market is expected to reach USD $13.03 Billion by 2026, according to a new report by Reports and Data. Hemp may be cultivated as a renewable source for raw materials that can be implemented into numerous products. It is a lucrative rotation crop for farmers attributing to the characteristics of hemp to take in CO2, detoxify the soil, and inhibit soil erosion. Hemp seeds and flowers find application in health foods, organic cosmetic products, and other nutraceuticals (pharmaceutical- and standardized nutrient) whereas the fibers and stalks are incorporated in construction materials (such as hempcrete, hemp tile, hemp insulation), hemp clothing, paper, plastic composites, and biofuel among others. The total revenue generated from the sales of hemp products in the U.S. contributed to a substantial share of the global market. However, as of today most of the raw hemp material used in U.S. consumer products were imported from other countries.

Legal Status of CBD Products

The 2018 farm Bill provided legal status to Hemp, a strain of cannabis with a very low THC content but typically high levels of CBD. While this has certainly opened many doors for companies and consumers alike, there are some strict regulations governing what kind of CBD products are allowed to be sold or purchased. According to FDA commissioner Scott Gottlieb, “It’s unlawful under the Federal Food, Drug, and cosmetic Act to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are hemp derived.” Multiple states have banned CBD edibles and supplements, including Maine, New York, Ohio and California. Further, under the Federal Food, drug, and Cosmetic Act, it is illegal to claim that a specific CBD product can cure or treat any disease or health condition.

All of the Company’s CBD products are fully developed and marketed within the United States. Our CBD products, both currently in production and planned for the future, will not contain greater than 0.3%THC. Finally, as our CBD products are derived from hemp and not from marijuana, they do not fall within the purview of the Controlled Substances Act of 1970.

Current Status of LVGI:

LVGI, has acquired majority ownership of the following companies through its subsidiary Summit Harbor Holdings:

Emergent Design-Build Solutions;
EDBS is a Joint Venture project between SHHI, Aris Design Group, Claymore Group and Align Design group. The mission of EDBS is to utilize green design and construction technology in order to create buildings with minimal environmental impact. This includes the extensive use of hemp building products as well as other environmentally friendly building components. EDBS is also consulting with dispensary business owners as well as with hemp and cannabis growers to design and build compliant facilities for their specific business uses.

Vertical Farm Mechanics:

Vertical Farm Mechanics is a patent pending unique design that allows a farmer to up to 50 plants year round in a very small footprint for a very little cost, using 90% less water than traditional farming methods. VFM is currently selling its Farmer Model online at www.verticalfarmmechanics.com

Green Ocean Co. – Marketing:
GOCO was established as a marketing company for the green health & science industry. GOCO takes an unique approach to brand building and disrupts markets with its creative and innovative strategies, because like the ocean, these industries have unreached potential ready to be explored. GOCO is currently tasked with building the brand and image of the SHHI family of companies.

Vertical II: Companies highly specialized in the industrial hemp industry:

New Horizon Farms:
New Horizon Farms, is the industrial hemp growing company that is 100% owned by SHHI. Currently NHF has contracts with over 2,000 acres of farmland to grow industrial hemp fiber and specific hemp products for CBD.

Green Prizm, LLC. – This is a joint venture between Haymap.com and SHHI. Green Prizm will develop a B2B online hemp marketplace based on the Haymap technology whereby farmers, producers and businesses can order anything from seed to finished goods in bulk.

Blackghost Enterprises, Inc.:
(SHHI) has recently acquired 100% of Black Ghost Enterprises, Inc. and its subsidiaries BooBeary Products. BooBeary Products LLC (BBP) is a company created by Eddie “Boo” Williams, former NFL Tight End for the New Orleans Saints and the New York Giants. After leaving the NFL, Williams discovered the health benefits of hemp and created a line of high quality, medical grade CBD products to relieve ailments related to his football injuries. After experiencing relief and better physical and mental health, Williams made it his mission to help others experience the same relief through access to his premium CBD medical grade products. BBP is currently generating revenue with three products that can be found in several locations across Florida and Louisiana and has several dozen additional products ready for manufacturing.

Business Model

Summit Harbor Holdings, Inc., will generate revenue through earnings percentages from its subsidiary companies. In turn, SHHI will support each one of its subsidiary companies through access to resources and capital that will support their growth.

B.       The Offering

The Company is offering a maximum of 30,000,000 Common Stock Shares at a price of $0.05 per Share, with all Shares having a par value of $0.001.

C.       Risk Factors

See “RISK FACTORS” section of this Registration for certain factors that could adversely affect an investment in the Securities Offered. Those factors include but are not limited to unanticipated obstacles to execution of the business plan, general economic factors, Management’s inability to foresee market downturns and other unforeseen events.

D.       Use of Proceeds

Proceeds from the sale of Securities will be used to invest in the development and growth of the Company’s Subsidiary’s products and services. See “USE OF PROCEEDS” section.

E.       Minimum Offering Proceeds - Escrow of Subscription Proceeds

Any investor who purchases securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

F.       Common Stock Shares

Upon the sale of the maximum number of Common Stock Shares from this Offering, the number of issued and outstanding Common Stock Shares of the Company’s Common stock will be held as follows:

○	Company Founders & Current Shareholders	< 1%
○	New Shareholders	99%

G.       Company Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of the Company. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future to Common Stock Holders.

H.       Company Share Purchase Warrants

The Company has no outstanding warrants for the purchase of shares of the Company’s Common Stock.

I.       Company Stock Options

The Company has issued 62,500,000 of stock options to Mathew Habuda and 250,000,000 of stock options to Devon Diaz. Both options are executable at a share price of $0.001.

J.       Company Convertible Securities

The Company has the following convertible Preferred Shares issued and outstanding:

Class H Preferred Stock – 10 shares outstanding, convertible at the rate of 5,000,000 to 1

Class I Preferred Stock – 10 shares outstanding, convertible at the rate of 1,000,000 to 1

Class K Preferred Stock – 10 shares outstanding, convertible at the rate of 10,000,000 to 1

Class N Preferred Stock – 7.5 shares outstanding, convertible at the rate of 10,000,000 to 1

Class O Preferred Stock – 3 shares outstanding, convertible at the rate of 10,000,000 to 1

Class P Preferred Stock – 3 shares outstanding, convertible at the rate of 10,000,000 to 1

The company has also sold various convertible notes, which are convertible in the aggregate to 323,588,681 shares of common stock.

K.       Stock Option Plan

The Board has adopted a stock option plan and that is being administered by the Board of Directors. The Board has the authority to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not, without the written consent of the optionee, impair any rights under any option previously granted.

L.       Stock Transfer Agent

Olde Monmouth

200 Memorial Pkwy

Atlantic Highlands, NJ 07716

Phone (732) 872-2727

M.       Subscription Period

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 30,000,000 Common Stock Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company’s Management (the “Offering Period”).

The Common Stock Shares are being offered by the Company on a “Best Efforts” basis without the benefit of a Placement Agent The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

Any investor who purchases securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

ITEM 8. DESCRIPTION OF PROPERTY.

The Company does not own any real estate. The Company’s address is 121 E. 35th Street, Tulsa, OK 74106. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

ITEM 9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this Annual Report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Annual Report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Annual Report.

The Company is a Developmental Stage Company with limited operating history:

The Company was incorporated as a Nevada Stock Corporation in (2007). Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Limitless Venture Group, Inc. will operate profitably.

Financial Condition and Results of Operations

We have incurred losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities, including in connection with this offering.

Results of Operations

Revenues for the fiscal year ended June 30, 2019 were $47,294. We incurred $374,918 in operating expenses, including $257,071 of general and administrative expenses. These expenses related principally to our engagement of independent contractors to push our business forward and develop sales.

Plan of Operation and Funding

We expect that working capital requirements will continue to be funded through related party advances in the near term as we prepare for future capital raise through an issuance of securities. We have no guarantees or firm commitments that the related party advances will continue in the near term. Our working capital requirements are expected to increase with the growth of our business.

Existing working capital, further advances, capital raises and anticipated cash flow are expected to be adequate to fund our operations over the next twelve months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through related party advances and proceeds from the sale of our common stock.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

We believe that the proceeds of this offering, even if we are only able to sell 25% of the shares offered, will provide sufficient funding for our operations for at least the next 12 months.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

(a) Directors and Executive Officers.

A. Directors and Executive Officers. The current officers and directors will serve for one year or until their respective successor(s) are elected and qualified.

Name	Position
Mr. Joseph Francella (Age: 66) Devon Diaz (Age: 50)	Chief Executive Officer and Chief Accounting Officer Chief Operating Officer

Joseph Francella, CEO LVGI, Treasurer of SHHI - Mr. Francella is a seasoned turnaround specialist. Mr. Francella’s ability to turnaround a company typically takes anywhere from 6 to 24 months depending on the size of the organization and the complexity of the situations that need to be rectified. Mr. Francella has over 30 years of experience building and leading publicly traded companies. During his career, Mr. Francella has; raised millions of dollars for public companies, assisted several companies to become publicly traded, created companies and subsidiary companies to carry out the objective of the parent company's or incorporation visions, managed trading markets, and consulted with many companies to help them increase their values.

For more about Mr. Francella, please visit: https://www.linkedin.com/in/joseph-francella-09b93314/

Devon Diaz, P.E., Chief Operating Officer - Prior to joining Limitless Venture Group, Inc., Mr. Diaz was the founder of JOOC Funding, a company that helps raise venture capital for early stage startup companies. Mr. Diaz brings over 20 years of business consulting, sales and startup experience to the team as he has successfully raised millions of dollars for his clients and has also successfully franchised 2 companies. Mr. Diaz, graduated from California State Polytechnic University, Pomona and holds a degree and professional license in civil engineering.

For more about Mr. Diaz, please visit: https://www.linkedin.com/in/devon-diaz-p-e-9686376/

B. Significant Employees. All Members of Limitless Venture Group, Inc. as listed above are each considered “Significant Employees” and are each “Executive Officers” of the Company. The Company would be materially adversely affected if it were to lose the services of any member of Limitless Venture Group, Inc. listed above as each he has provided significant leadership and direction to the Company.

C. Family Relationships. None.

D. Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

E. Legal proceedings. There are not presently any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

ITEM 11. EXECUTIVE COMPENSATION.

2019 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended June 30, 2019 and 2018.

(a) Name and Principal Position (1)	(b) Year	(c) Salary ($)	(d) Stock Awards ($)	(e) Option Awards ($) (2)	(f) Non-Equity Incentive Plan Compensation ($) (3)	(g) All Other Compensation ($)	(h) Total ($)

Joseph Francella
Chief Executive Officer	2019	$75,000	$—	$—	$15,500	$—	$90,500
	2018	$—	$—	$—	$—	$—	$—

Devon Diaz
Chief Operating Officer	2019	$50,000	$—	$31,250	$18,000	$—	$99,250

(1)         Mr. Diaz was hired in April 2019.

(2)         The amount in column (e) reflects the grant date fair value of stock options granted in the associated fiscal year granted pursuant to the Company’s 2019 Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. For further information on these awards, see NOTE 9 — SHARE-BASED COMPENSATION in the unaudited financial statements included in this filing.

(3)         In the year ended June 30, 2019, the Company adopted an executive incentive compensation plan that provides for our Chief Executive Officer and Chief Operating Officer (the “Executives”) to earn additional compensation based on achievement of our business objectives, including raising additional working capital. During the year ended June 30, 2019, we advanced incentive compensation in the amounts noted in the table above to the Executives that will be earned once we achieve our business objectives.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of the date of this Offering Statement, the number of shares of Preferred Stock and Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

The Company was formed in March 5, 2007 as a Nevada Stock Corporation. Upon its formation, the Company issued 22,500,000 SHARES of Common Stock.

Name & Address	Amount Owned Prior to Offering	Amount Owned After Offering
Mr. Joe Francella Chief Executive Officer Limitless Ventures, Inc. 121 E. 36th Street Tulsa, OK 74106	Common Stock:500,000 Shares (0.00013% Preferred Stock: 1 Series G Preferred Share	Common Stock: 500,000 Shares (0.00093%) Preferred Stock: 1 Series G Preferred Share

Mr. Devon Diaz Chief Operating Officer 7122 S. Sheridan Rd. Tulsa, OK 74133	Common Stock: 2,232,383 Shares (0.000576%%) Preferred Stock: No Shares	Common Stock: 2,232,383 Shares (0.000415%) Preferred Stock: No Shares

New Shareholders from this Offering Limitless Venture Group, Inc., Inc.	Common Stock: No Shares Preferred Stock: No Shares	Common Stock:30,000,000 Shares (0.27.9%) Preferred Stock: No Shares

ITEM 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

Our majority voting shareholder is Mr. Joseph Francella the Company’s Chief Executive Officer. Upon the completion of this Offering, Mr. Francella will continue to own the majority of the issued and outstanding voting control of the Company via the Series G Preferred Stock, which grants to Mr. Francella 51% of the voting control of the Company. Consequently, these shareholders control the operations of the Company and will have the ability to control all matters submitted to Stockholders for approval, including:

●	Election of the board of directors;
●	Removal of any directors;
●	Amendment of the Company’s certificate of incorporation or bylaws and
●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Mr. Francella will thus have complete control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock. This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.

Except as otherwise indicated herein, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 11 of Form 1-A, Model B.

ITEM 14. SECURITIES BEING OFFERED.

Common Stock Shares

The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 75,000,000 Common Stock Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company’s Management (the “Offering Period”).

The Common Stock Shares are being offered by the Company on a “Best Efforts” basis and initially without the benefit of a Placement Agent. The Company can provide no assurance that this Offering will be completely sold out. If less than the maximum proceeds are available, the Company’s business plans and prospects for the current fiscal year could be adversely affected.

Any investor who purchases securities in this Offering will have no assurance that other purchasers will invest in this Offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. The Company has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

The Securities to be offered with this proposed offering shall be initially offered by Company, mainly by Mr. Joseph Francella, the Company’s Chief Executive Officer. The Company anticipates engaging members of the Financial Regulatory Authority (“FINRA”) to sell the Securities for the Company.

The Company anticipates that any FINRA Broker Dealer Manager will receive selling commissions of five to ten percent of the offering proceeds, which it may re-allow and pay to participating FINRA Broker Dealers who sell the Company’s securities. The Company’s FINRA Broker dealer Manager may also sell the Securities as part of a selling group, thereby becoming entitled to retain a greater portion of the selling commissions. Any portion of the selling commissions retained by the FINRA Broker Dealer Manager would be included within the amount of selling commissions payable by the Company and not in addition to.

The Company anticipates that its FINRA Broker Dealer Manager may enter into an agreement with the Company to purchase “Underwriter Warrants” of up to 10% of the shares sold. Should the Company enter into an Underwriter Warrants Agreement with its FINRA Broker Dealer Manager, a copy of the agreement will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part.

The Company anticipates that the Company and any FINRA Broker dealer will each enter into a Broker Dealer Manager Agreement, which will be filed with the United States Securities and Exchange Commission as an Exhibit to an amended Registration Statement of which this Offering is part, for the sale of the Company’s securities. FINRA Broker Dealers desiring to become members of a Selling Group will be required to execute a Participating Broker Dealer Agreement with the Company’s FINRA Broker Dealer, either after or before the date of this Registration Statement.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign and deliver the executed Purchase Questionnaire and Subscription Agreement and Form W-9 to Limitless Venture Group, Inc. and either mail or wire funds for its total subscription amount in accordance with the instructions included in the Subscription Package.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 1-A.

(a) Description of Company Common Stock.

The Company is authorized by its Amended and Restated Articles of Incorporation to issue an aggregate of 4,200,000,000 shares of Common stock, $0.001 par value per share (the "Common Stock"). As of June 30, 2019 – 3,875,000,000 shares of Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights except for the voting rights for the election of Directors.

(b) Background Information on the Preferred Stock. To date, the Company has issued 13.5 shares of Preferred stock which is equivalent to 250,000,000 shares of the Company’s common stock. On May 22, 2012, the Company authorized one share of no par Series G Preferred (“G”) that entitles the holder to (i) exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisioners of the articles of incorporation if any amendment would alter or change any preference or any relative or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of voting power of such class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof, (ii) exercise the holder’s voting power without converting the G into Common Stock and (iii) convert, at the holder’s sole option, a share of G Preferred Stock into Common Stock upon providing the Company with fifteen days written notice with the number of Common shares to be issued being equal to 51% of the then outstanding Common Stock. The share of G is held by the Company’s Chief Executive Officer.

(c) Other Debt Securities. The Company has raised capital by issuing convertible notes payable. As of June 30, 2019, $1,051,650 in convertible notes is outstanding which was convertible into 1,306,845,657 shares of Company Common Stock.

(d) Other Securities to Be Registered. None.

Security Holders

As of September 30, 2019 – 3,875,000,000 shares of the Company’s Common Stock outstanding, which were held of record by approximately 105 stockholders, not including persons or entities that hold the stock in nominee or “street” name through various brokerage firms.

Indemnification of Directors and Officers:

The Company is incorporated under the laws of Nevada. Nevada General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, and a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Nevada’s General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Nevada’s General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Limitless Venture Group, Inc.

Unaudited Consolidated Financial Statements

Limitless Venture Group, Inc.

Balance Sheets (Unaudited)

	June 30, 2019	June 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$34,190	$229
Accounts receivable	453	—
Convertible note proceeds receivable	25,000	—
Inventory	54,473	—
Prepaid and other current assets	392,680	—
Incentive compensation advances	44,500	—
Total current assets	551,296	229

Amortizable intangible assets, net	166,883	—
Total assets	$718,179	$229

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term advances	$26,416	$11,165
Accounts payable and accrued liabilities	782,414	546,582
Convertible notes payable, current portion	1,051,850	551,400
Total current liabilities	1,860,680	1,109,147
Total liabilities	1,860,680	1,109,147
Commitments and contingencies (Note 11)

Deficiency in stockholders' equity:
Preferred stock, no par value; 44.5 shares authorized,
issued and outstanding as of June 30, 2019 and 1share authorized, issued and outstanding at June 30, 2018	—	—
Common stock, $0.001 par value; 4,200,000,000 shares authorized;
3,875,000 shares issued and outstanding as of June 30, 2019 and June 30, 2018	3,875,000	3,875,000
Additional paid-in capital	12,246,153	11,956,103
Accumulated deficit	(17,263,654)	(16,940,021)
Total deficiency in stockholders' equity	(1,142,501)	(1,108,918)
Total liabilities and deficiency in stockholders' equity	$718,179	$229

The accompanying notes are an integral part of these financial statements.

Limitless Venture group, Inc.

Statement of Operations (Unaudited)

	For the Year
	Ended June 30,
	2019	2018

REVENUE	47,294	—

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue	286	—
Sales and marketing	43,144	420
General and administrative	257,071	11,460
Share-based compensation expense	62,500	—
Depreciation and amortization expense	11,917	27,025
Total costs of revenue and operating expenses	374,918	38,905

Loss from operations	(327,624)	(38,905)

Other income (expense)
Gain on settlement of convertible note payable	50,694	—
Gain on extinguishment of convertible note payable	38,165	1,115,132
Interest expense	(84,868)	(123,238)

Other income, net	3,991	991,894

(Loss) income before income taxes	(323,633)	952,989
Income tax expense	—	—
Net (loss) income	$(323,633)	$952,989

Basic (loss) income per common share	$(0.00)	$0.00

Diluted (loss) income per common share	$(0.00)	$0.00

Weighted average basic shares outstanding	3,875,000,000	3,875,000,000
Weighted average diluted shares outstanding	3,875,000,000	3,875,000,000

The accompanying notes are an integral part of these financial statements.

Limitless Venture Group, Inc.

Consolidated Statement of Stockholders’ Equity (Unaudited)

Year Ended June 30, 2019

					Additional		Total
	Common stock		Preferred stock		Paid-in	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	capital	deficit	equity
Balance at July 1, 2018	3,875,000,000	$3,875,000	1	$—	$11,956,103	$(16,940,021)	$(1,108,918)
Shares issued to acquire ownership interests in other businesses	—	—	43.5	—	227,500	—	227,500
Share-based compensation expense	—	—	—	—	62,500	—	62,500
Net loss	—	—	—	—	—	(323,633)	(323,633)
	—	—	—	—	—	—
Balance at June 30, 2019	3,875,000,000	$3,875,000	44.5	$—	$12,246,153	$(17,263,654)	$10,500

Year Ended June 30, 2018

					Additional		Total
	Common stock		Preferred stock		paid-in	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	capital	deficit	equity

Balance at July 1, 2017	3,875,000,000	$3,875,000	1	$—	$11,956,103	$(17,893,010)	$(2,061,907)
Net income	—	—	—	—	—	952,989	952,989
Balance at June 30, 2018	3,875,000,000	$3,875,000	1	$—	$11,956,103	$(16,940,021)	$(1,108,918)

Limitless Venture Group, Inc.

Statement of Cash Flows (Unaudited)

	For the Year Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(323,633)	$960,554
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of intangible assets	11,917	27,025
Share-based compensation expense	62,500	—
Gain on settlement of convertible note payable	(48,044)	—
Gain on extinguishment of convertible note payable interest	(14,415)	(616,335)
Gain on extinguishment of convertible note payable principal	(23,750)	(498,777)
Change in operating assets and liabilities:
Accounts receivable	(453)
Incentive compensation advances	(44,500)	—
Prepaid and other current assets	(4,200)	5,668
Inventory	(5,724)	—
Accounts payable and accrued liabilities	273,292	115,673
Net cash used in operating activities	(117,010)	(6,192)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of convertible notes payable	99,200	—
Services paid by issuances of convertible notes payable	36,520	—
Short-term advances, net of repayments	15,250	5,935
Net cash provided by financing activities	150,970	5,935

Net increase (decrease) in cash and cash equivalents	33,960	(257)
Cash and cash equivalents at beginning of period	229	506
Cash and cash equivalents at end of period	$34,190	$229

Supplemental disclosure of cash and non-cash transactions:
Interest paid	$—	$—
Income taxes paid	$—	$—
Convertible notes payable issued for services	$425,000	$—
Convertible note sold with portion of proceeds owed to Company	$25,000	—
Preferred stock issued to acquire companies and intangible assets	$178,800	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Limitless Venture Group, Inc. (“we,” “us,” “our,” the “Company”, “LVGI” and “Limitless”) operates in and partners with companies in the emerging U.S. market for industrial-use hemp products and services.

Basis of presentation —As disclosed in NOTE 5 — CONVERTIBLE NOTES PAYABLE, as of June 30, 2019, we have $832,200 in outstanding principal obligations on unsecured convertible notes payable to several note holders. We are delinquent on $497,000 of our note repayment obligations. During the year ended June 30, 2019, the Company also incurred a net loss of $87,348.

To date, none of the convertible note holders has issued a notice of default or demanded payment. There can be no assurance that we will successfully renegotiate the loans’ terms, however we believe our current liquidity and funds from our ongoing operations will be sufficient to fund operations and meet the Company’s cash needs for future loan repayments, working capital and capital expenditure requirements for at least the next twelve months from the date of issuance of these unaudited consolidated financial statements. In making this assessment, we considered our $31,555 in cash and cash equivalents and our ability to pay for services with convertible notes and raise additional cash through sales of convertible notes. No adjustments have been made to our unaudited consolidated financial statements to reflect the uncertainty of our financial condition.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. We made estimates with respect to an inventory valuation allowance, fair values of long-lived assets and fair value of stock-based compensation amounts. Actual results could differ from these estimates.

Principles of Consolidation — The unaudited consolidated financial statements include the accounts of Limitless Venture Group, Inc. and subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition — The majority of our revenue for the years ended June 30, 2019 and 2018 is generated from the sales of consumer goods. Under ASC 606, revenue is recognized when our customer obtains control of promised goods in an amount that reflects the consideration we expect to receive in exchange for those goods. We measure revenue based on consideration specified in a contract with a customer including any sales incentives.

Stock-based Compensation — We account for stock-based compensation by applying a fair-value-based measurement method to account for share-based payment transactions with employees, non-employees and directors. We record compensation costs associated with the vesting of unvested options on a straight-line basis over the vesting period. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock instead of settling such obligations with cash payments. We use the Black-Scholes model to estimate the fair value of each option grant on the date of grant. This model requires the use of estimates for expected term of the options and expected volatility of the price of our common stock.

Income Taxes — We record deferred tax assets and liabilities for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating losses and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. We reduce deferred tax assets by a valuation allowance if, based on available evidence, it is more likely than not that these benefits will not be realized.

We use a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Cash and Cash Equivalents — All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents.

Allowance for Doubtful Accounts — We make judgments related to our ability to collect outstanding accounts receivable and unbilled work-in-progress. We provide allowances for receivables when their collection becomes doubtful by recording an expense. We determine the allowance based on our assessment of the realization of receivables using historical information and current economic trends, including assessing the probability of collection from customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments owed to us, an increase in the allowance for doubtful accounts would be required. We evaluate the adequacy of the allowance regularly and make adjustments accordingly. Adjustments to the allowance for doubtful accounts could materially affect our results of operations.

Sales and Use Tax — Applicable revenue-based state and use taxes are included in revenue.

Advertising and Promotion Costs — Advertising and promotion costs are expensed as incurred. Advertising costs totaled approximately $2,600 and $0 for the years ended June 30, 2019 and 2018, respectively.

Property and Equipment and Long-Lived Assets — Property and equipment are stated at cost or estimated fair value if acquired in an acquisition, less accumulated depreciation, and are depreciated over their estimated useful lives, or the lease term, if shorter, using the straight-line method. Leasehold improvements are stated at cost, less accumulated amortization, and are amortized over the shorter of the lease term or estimated useful life of the asset. Maintenance and repair costs are expensed as incurred.

We review our long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. We evaluate the recoverability of an asset or asset group by comparing its carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, we recognize an impairment charge as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Segment Information — We define operating segments as components of our enterprise for which separate financial information is reviewed regularly by the chief operating decision-makers to evaluate performance and to make operating decisions. We have identified our Chief Executive Officer, President and Chief Operating Officer as our chief operating decision-makers (“CODM”). These chief operating decision makers review revenues by segment and review overall results of operations.

We currently operate our business as one operating segment which includes two revenue types: license fees revenue and services revenue (as shown on the consolidated statements of operations). License fees revenue represents the fees received from the license of software products. Services revenue includes services directly related to the delivery of the licensed products, such as fees for custom development, integration services, SaaS services, managed services, annual support fees, recurring maintenance fees, fees for maintenance upgrades and warranty services. Warranty services that are similar to software maintenance services are typically bundled with a license sale.

Recently Adopted Accounting Pronouncements — In February 2016, the Financial Accounting Standards Board (“FASB”) established Topic 842, Leases, by issuing Accounting Standards Update (“ASU”) 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; and ASU 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the consolidated statements of operations.

We adopted the new standard on January 1, 2019, its effective date. We used the optional transition method approach with the effective date as the date of initial application. Consequently, prior periods will not be restated, and the disclosures required under ASC 840 will continue to be provided for dates and periods before January 1, 2019.

The new standard provides several optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The new standard also provides practical expedients for an entity’s ongoing accounting. We currently have elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. We also have elected the practical expedient to not separate lease and non-lease components for all our leases and will not reassess whether initial direct costs qualify for capitalization (see Note 10).

The adoption of the standard did not result in the recognition of additional ROU assets and lease liabilities as we have no leases.

Recent Accounting Pronouncements — In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 requires entities to establish an allowance for credit losses for most financial assets. Prior GAAP was based on an incurred loss methodology for recognizing credit losses on financial assets measured at amortized cost and available-for sale debt securities. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after June 30, 2018. We have not yet assessed the impact on our consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820) — Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. ASU 2018-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. We have not yet assessed the impact on our consolidated financial statements or related disclosures.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on our consolidated financial statements and related disclosures.

NOTE 2 — ACQUISITIONS

On March 26, 2019, through SHHI, a wholly owned subsidiary of the Company, and three individuals incorporated Emergent Design-Build Systems LLC (“EDBS”). SHHI and EDBS are both companies incorporated under the laws of Oklahoma. SHHI owns 60% of the ownership units in the LLC and the three individuals own 16%, 12% and 12%, respectively. EDBS is an Oklahoma-based agricultural design and construction business. We issued a total of 10 shares of LVGI Series I Preferred Stock (“Series I”) to the individuals that may be converted, at the holders’ option, into a total of 10,000,000 shares of LVGI Common Stock. See Note 7 for a further description of the Series I Preferred Stock.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the investment in EDBS based upon the fair value of the 10,000,000 shares of LVGI Common Stock at the acquisition date. The excess of the purchase price over SHHI’s 60% share of EDBS’s net assets and liabilities, approximately $11,000, was recorded as intangible technology. The results of EDBS’s operations have been included in the consolidated financial statements since the acquisition date.

On April 18, 2019, we completed the purchase by SHHI of 75% ownership of Vertical Farm Mechanics LLC (“Vertical”). Vertical is incorporated under the laws of North Dakota. Under the terms of the Purchase Agreement, dated as of April 18, 2019 (the “Purchase Agreement”), the selling unitholders of Vertical agreed to sell 75% of the ownership units in the LLC relating to Vertical’s U.S.-based hemp agricultural business for 10 shares of LVGI Series H Preferred Stock (“Series ”) that may be converted, at the holder’s option, into 50,000,000 shares of LVGI Common Stock. See Note 7 for a further description of the Series H Preferred Stock.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the investment in Vertical based upon the fair value of the 50,000,000 shares of LVGI Common Stock at the acquisition date. The excess of the purchase price over SHHI’s 75% share of Vertical’s net assets and liabilities, approximately $11,000, was recorded as intangible technology. The results of Vertical’s operations have been included in the consolidated financial statements since the acquisition date.

On April 29, 2019, we completed the purchase by SHHI of 100% ownership of New Horizon Farms LLC (“New Horizon”). New Horizon is incorporated under the laws of Oklahoma. Under the terms of the Purchase Agreement, dated as of April 29, 2019 (the “Purchase Agreement”), the selling unitholder of New Horizon agreed to sell 100% of the ownership units in the LLC relating to New Horizon’s Oklahoma-based hemp farming, harvesting and processing business for 10 shares of LVGI Series K Preferred Stock (“Series K”) that may be converted, at the holder’s option, into 100,000,000 shares of LVGI Common Stock. Under terms of the Purchase Agreement, at the time of acquisition, New Horizon has contracts for cultivation of two thousand acres of hemp with an option to cultivate an additional forty thousand acres and has access to an Oklahoma City nursery facility to assist with hemp cultivation. SHHI and the selling unitholder entered into managerial services contract that compensates the selling unitholder with $3,500 monthly payments and quarterly payments equal to 25% of New Horizon’s net profits, effective upon initial funding of hemp production. As of June 30, 2019, we have no obligation to the selling shareholder for managerial services and profit participation. See Note 7 for a further description of the Series K Preferred Stock.

We accounted for this business combination by applying the acquisition method, and accordingly, the $110,000 purchase price was allocated to the estimated value of the New Horizon hemp farming contract and the customer relationship based upon the fair value of the 100,000,000 shares of LVGI Common Stock at the acquisition date. New Horizon was a new LLC at the time of acquisition and had no assets or liabilities. The results of New Horizon’s operations have been included in the consolidated financial statements since the acquisition date.

On May 3, 2019, we through SHHI, along with three individuals, incorporated Green Ocean Company LLC (“GOCO”) under the laws of Oklahoma. SHHI owns 51% of GOCO and the three individuals each own 16.33%. The results of GOCO’s operations have been included in the consolidated financial statements since the acquisition date.

On June 10, 2019, we completed the purchase by SHHI of 100% ownership of Black Ghost Enterprise, Inc. (“Black Ghost”). Black Ghost is incorporated under the laws of Florida. Under the terms of the Acquisition Agreement, dated as of June 10, 2019 (the “Acquisition Agreement”), the selling shareholder of Black Ghost agreed to sell 100% of the issued and outstanding shares of Black Ghost relating to Black Ghost’s Florida-based Boo Beary branded CBD oil-based products and Florida land development businesses for 7.5 shares of LVGI Series N Preferred Stock (“Series N”) that may be converted, at the holder’s option, into 75,000,000 shares of LVGI Common Stock. See Note 7 for a further description of the Series N Preferred Stock.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the Boo Beary brand owned by Black Ghost based upon the fair value of the 75,000,000 shares of LVGI Common Stock at the acquisition date. The $48,750 purchase price of 100% share of Black Ghost was recorded as inventory. The results of Black Ghost’s operations have been included in the consolidated financial statements since the acquisition date.

On June 28, 2019, SHHI and two individual created Green Prizm LLC (“Green Prizm”). Green Prizm is incorporated under the laws of Texas. SHHI owns 51% of the ownership units in the LLC and the two individuals each own 24.5%. Green Prizm is a Texas-based developer of an online business-to-business marketplace for the hemp industry. We issued one individual 3 shares of LVGI Series O Preferred Stock (“Series O”) and 3 shares of LVGI Series P Preferred Stock (“Series O”) to the other individual. Series O and P shares may be converted, at the holder’s option, into a total of 30,000,000 shares, respectively, of LVGI Common Stock. See Note 7 for further descriptions of the Series O and P Preferred Stock.

We accounted for this business combination by applying the acquisition method, and accordingly, the $46,800 purchase price was allocated to the estimated value of Green Prizm’s technology based upon the fair value of the 60,000,000 shares of LVGI Common Stock at the acquisition date. Green Prizm was a new LLC at the time of acquisition and had no assets or liabilities. The results of Green Prizm’s operations have been included in the consolidated financial statements since the acquisition date.

Pro Forma

The following table presents the unaudited pro forma results of the Company for the years ended June 30, 2019 and 2018 as if the acquisitions of EDBS, Vertical, New Horizon, GOCO, Black Ghost and Green Prizm (the “Acquired Companies”) occurred on July 1, 2017. The pro forma results include estimates and assumptions which management believes are necessary. However, pro forma results do not include an anticipated cost savings or their effects of the planned integration of the Acquired Companies and are not necessarily indicative of the result that would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future. The pro forma information includes adjustments of $77,483 and $89,400 in 2019 and 2018, respectively, for the amortization of intangible assets.

	For the year Ended June 30,
	2019	2018
Revenue	$ 47,294	$ —
Net (loss) income	$ (401,116)	$ 863,589

The Acquired Companies did not have any material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.

NOTE 3 — INTANGIBLE ASSETS

We plan to perform our annual intangible impairment test as of December 31 in accordance with the provisions of ASU 2017-04. The outcome of this impairment test may result in a charge for the impairment of intangible assets of $166883, which would be recorded in the consolidated financial statements for the three months ended December 31, 2019.

We amortize identifiable intangible assets on a straight-line basis over their estimated two-year useful lives. As of June 30, 2019 identifiable intangibles were as follows:

	June 30, 2019
	Gross Amount	Accumulated Amortization	Net Carrying Amount
Technology	$68,800	$(2,750)	$66,050
Contracts	110,000	(9,167)	100,833
	$178,800	$(11,917)	$166,883

We had no identifiable intangible assets as of June 30, 2018 and no amortization expense for the year then ended. Amortization expense of identifiable intangible assets was $11,917 for the year ended June 30, 2019. Expected future amortization expense related to identifiable intangibles based on our carrying amount as of June 30, 2019 is as follows:

Twelve Months Ending June 30,
2020	$89,400
2021	77,483

NOTE 4 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities are as follows:

	June 30, 2019	June 30, 2018
Accounts payable and accrued liabilities:
Accounts payable	$ 15,423	$ 2,000
Accrued interest	572,143	524,734
Accrued salaries	175,000	—
Other accrued liabilities	19,848	19,848
	$ 782,414	$ 546,582

In the year ended June 30, 2019, we adopted an executive incentive compensation plan that provides for our Chief Executive Officer, President and Chief Operating Officer (the “Executives”) to earn additional compensation based on achievement of our business objectives, including raising additional working capital. During the year ended June 30, 2019, we advanced a total of $44,500 in incentive compensation to the Executives that will be earned once we achieve our business objectives. As of June 30, 2019 and 2018, prepaid incentive compensation was $44,500 and $0, respectively.

NOTE 5 — CONVERTIBLE NOTES PAYABLE

On January 16, 2016, we sold a $25,000 unsecured convertible note payable having an annual interest rate of 24.99%, to an individual for $25,000 in cash proceeds. The note principal and interest were convertible into shares of our Common Stock. The noteholder assigned our convertible note to UFoods LLC and in the year ended June 30, 2019, we agreed to transfer our ownership of the HempCore Health brand and product inventory to the third party as settlement in full of our $48,044 obligation under the convertible note payable and $2,650 short-term advance received in November 2017. We carried the HempCore Health Brand and inventory at zero cost and recognized $50,694 in other income in our unaudited consolidated statement of operations for the year ended June 30, 2019 as a result of the settlement.

As of June 30, 2019 and 2018, we have other convertible notes payable having aggregate principal balances of $497,000 and $456,750, respectively that are in default. The notes may be converted into our Common Stock, subject to the limited number of available authorized common shares at June 30, 2019.

The components of the outstanding principal amounts for convertible notes are as follows:

	June 30, 2019	June 30, 2018
Convertible note holders:
CGS Investments LLC	$ 110,000	$ 110,000
Joseph Masone	75,650	75,650
Thomas Cox	313,000	313,000
Paul Ensminger	4,000	4,000
UFoods LLC	—	25,000
Jeremy Martin	10,000	—
Dane Casham	10,000	—
Duncan Weir	32,200	—
Zealcon, Inc.	250,000	—
Charis Retherford	50,000	—
Sarah Habuda	50,000	—
Will Retherford	50,000	—
Devmercs LLC	25,000	—
Adrian Ross Brown	10,000	—
Wesley R. Curry	50,000	—
Christopher Gibson	12,000	—
	$ 1,051,650	$ 452,000

On January 1, 2010, we issued an unsecured $110,000 convertible note that was subsequently acquired by CGS Investments LLC. The note is due on demand, accrues interest at 10% per annum and is convertible into our Common Stock at $0.002 per share. The $110,000 note principal and $78,273 and $69,966 in accrued interest are outstanding at June 30, 2019 and 2018, respectively.

On December 19, 2011, we issued an unsecured $313,000 convertible note to Thomas Cox that matured on March 1, 2012, accrues interest at 12% per annum and is convertible into our Common Stock at $0.10 per share. The $313,000 note principal and $297,706 and $260,146 in accrued interest are outstanding at June 30, 2019 and 2018, respectively.

On October 15, 2015, we issued a non-interest bearing unsecured $4,000 convertible note to Paul Ensminger that is due on demand and is convertible into our Common Stock at a conversion price equal to a 50% discount to the three-day average closing price of our Common Stock upon request for conversion. The $4,000 note principal is outstanding at June 30, 2019 and 2018, respectively.

On January 22, 2019, we issued a $10,000 convertible note to Jeremy Martin that matured on July 21, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Martin or our option should Mr. Martin request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.00099 per share. The $10,000 note principal is outstanding at June 30, 2019. Mr. Martin has requested repayment of the note and in July 2019 we made a $1,000 cash repayment and plan to repay the remainder by issuing approximately 10,000,000 shares of our Common Stock.

On February 1, 2019, we issued a $10,000 convertible note that matured on August 1, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of the holder, Dane Basham, or our option should Mr. Basham request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0003 per share. The $10,000 note principal is outstanding at June 30, 2019.

On March 13, 2019, we issued a $32,200 convertible note to Duncan Weir that matures on September 19, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Weir or our option should Mr. Weir request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0003 per share. The $32,200 note principal is outstanding at June 30, 2019.

On March 26, 2019, we issued a $250,000 convertible note to Zealcon, Inc. (“Zealcon”) that matures on September 26, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Zealcon, or our option should Zealcon request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0025 per share. In consideration for issuing the note, we received the right to $250,000 in services provided by Zealcon. As of June 30, 2019, the $250,000 note principal is outstanding and included in prepaid expenses on our unaudited balance sheet.

On April 30, 2019, we issued three $50,000 convertible notes to Charis Retherford, Will Retherford and Sarah Habuda, respectively,that mature on October 27, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of each note holder. The note principal is convertible into our Common Stock at a conversion price equal to $0.005 per share. In consideration for issuing the note, we received the right to $150,000 in services provided by the individuals. As of June 30, 2019, the total of $150,000 note principal is outstanding and $113,480 is included in prepaid expenses in our unaudited consolidated balance sheet and $36,520 is included in sales and marketing expense in our statement of operations for the year ended June 30, 2019.

On April 30, 2019, we issued a $25,000 convertible note to Devmercs LLC (“Devmercs”) that matures on October 27, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Devmercs. The note principal is convertible into our Common Stock at a conversion price equal to $0.0025 per share. In consideration for issuing the note, we received the right to $25,000 in services provided by Devmercs. As of June 30, 2019, the $25,000 note principal is outstanding and included in prepaid expenses in our unaudited consolidated balance sheet.

On May 9, 2019, we issued a $10,000 convertible note to Adrian Ross Brown that matures on November 9, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Brown or our option should Mr. Brown request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0009 per share. The $10,000 note principal is outstanding at June 30, 2019.

On May 23, 2019, we issued a $12,000 convertible note to Christopher Gibson that matures on November 23, 2019 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Gibson or our option should Mr. Gibson request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0009 per share. The $12,000 note principal is outstanding at June 30, 2019.

On June 19, 2019, we issued a $50,000 convertible note to Wesley R. Curry that matures on June 14, 2020 and, upon maturity, accrues interest at the U.S. prime rate plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Curry or our option should Mr. Curry request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.0007 per share. On our unaudited consolidated balance sheet at June 30, 2019, we carry the outstanding $50,000 note principal and $25,000 as a convertible note proceeds receivable that represents the remaining proceeds owed to us for the note sale, which we received in July 2019.

NOTE 6 – SHORT-TERM ADVANCES

As of June 30, 2019 and 2018, we owed $26,416 and $8,516, respectively, to the Chief Executive Officer for cash advanced to us for operating purposes. The advances are repayable on demand. As of June 30, 2018, we owed $2,650 to UFoods LLC for cash advanced which we settled in March 2019. See NOTE 5 — CONVERTIBLE NOTES PAYABLE for details of the settlement.

NOTE 7 − STOCKHOLDERS’ EQUITY

Preferred Stock

As of June 30, 2019, and 2018, we have the following shares of issued and outstanding Preferred Stock.

	2019	2018
Preferred Stock Series
G	1.0	1
H	10.0	—
I	10.0	—
K	10.0	—
N	7.5	—
O	3.0	—
P	3.0	—
	44.5	1

Certain Anti-Takeover Provisions/Agreements with Stockholders

Our restated certificate of incorporation allows the board of directors to issue shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

On May 22, 2012, we authorized one share of no par Series G Preferred (“G”) that entitles the holder to (i) exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisioners of the articles of incorporation if any amendment would alter or change any preference or any relative or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of voting power of such class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof, (ii) exercise the holder’s voting power without converting the G into Common Stock and (iii) convert, at the holder’s sole option, a share of G Preferred Stock into Common Stock upon providing the Company with fifteen days written notice with the number of Common shares to be issued being equal to 51% of the then outstanding Common Stock. On May 22, 2012, we issued one share of G to our Chief Executive Officer at the time and on January 15, 2014; our current Chief Executive Officer acquired the share of G. As of June 30, 2019, one share of G is issued and outstanding.

On March 26, 2019, we issued 10 shares of Series I non-voting Preferred Stock that entitles the holder to convert each share into 1,000,000 shares of our Common Stock for a total of 10,000,000 Common shares.

On April 18, 2019, we issued 10 shares of Series H non-voting Preferred Stock that entitles the holder to convert each share into 500,000 shares of our Common Stock for a total of 5,000,000 Common shares.

On April 29, 2019, we issued 10 shares of Series K non-voting Preferred Stock that entitles the holder to convert each share into 10,000,000 shares of our Common Stock for a total of 5,000,000 Common shares.

On June 10, 2019, we issued 7.5 shares of Series N non-voting Preferred Stock that entitles the holder to convert each share into 10,000,000 shares of our Common Stock for a total of 75,000,000 Common shares.

On June 28, 2019, we issued 3 shares of Series O non-voting Preferred Stock that entitles the holder to convert each share into 10,000,000 shares of our Common Stock for a total of 30,000,000 Common shares.

On June 28, 2019, we issued 3 shares of Series P non-voting Preferred Stock that entitles the holder to convert each share into 10,000,000 shares of our Common Stock for a total of 30,000,000 Common shares.

NOTE 8 — (LOSS) INCOME PER COMMON SHARE

We compute basic (loss) income per share (“IPS”) by dividing net income or loss available to common stockholders by the weighted average number of shares outstanding during the period, including common stock issuable under participating securities. We compute diluted IPS using the weighted average number of shares outstanding, including participating securities, plus all potentially dilutive common stock equivalents. Common stock equivalents consist of stock options and restricted stock.

The following is the reconciliation of the denominator of the basic and diluted IPS computations (in thousands, except per share data):

	For the Year Ended June 30,
	2019	2018
Basic income per common share:
Net (loss) income	$(323,633)	$952,989
Basic weighted average shares outstanding	3,875,000,000	3,875,000,000
Basic (loss) income per common share:	$(0.00)	$0.00

Diluted income per common share:
Net (loss) income	$(323,633)	$952,989
Weighted average shares outstanding	3,875,000,000	3,875,000,000
Effect of dilutive securities - convertible notes	—	1,472,706,077
Diluted weighted average shares outstanding	3,875,000,000	5,347,706,077
Diluted (loss) income per common share:	$(0.00)	$0.00

As a result of our loss for the year ended June 30, 2019, basic and diluted IPS are $(0.00) and $(0.00), respectively, because any potentially dilutive shares are excluded from determining the dilutive IPS per share. For the year ended June 30, 2019, 62,500,000 shares, respectively, underlying stock options were excluded from the dilutive stock calculation because their exercise prices were greater than the average fair value of our common stock for the period. As of June 30, 2019, 1,306,845,657 shares are potentially issuable upon conversion of convertible note principal and interest at the applicable conversion price for each note, of which 440,354,322 shares relate to convertible notes having conversion prices in excess of or equal to the $0.0007 closing price of our Common Stock at June 30, 2019.

All shares of unvested stock options were excluded from basic and dilutive earnings per share for the year ended June 30, 2019.

No stock options were outstanding in the year ended June 30, 2018. As of June 30, 2018, 1,472,706,077 shares were potentially issuable upon conversion of convertible note principal and interest at the applicable conversion price for each note, all of which shares relate to convertible notes having conversion prices in excess of the $0.0002 closing price of our Common Stock at June 30, 2018.

NOTE 9 — SHARE-BASED COMPENSATION

We account for stock-based compensation by applying a fair-value-based measurement method to account for share-based payment transactions with employees and directors, and record compensation cost for all stock awards granted after January 1, 2006 and awards modified, repurchased, or cancelled after that date, using the modified prospective method. We record compensation costs associated with the vesting of unvested options on a straight-line basis over the vesting period. We recognized $62,500 and $0 for the years ended June 30, 2019 and 2018, respectively, of compensation expense in the unaudited consolidated statements of operations, with respect to our stock-based compensation plans.

Stock Incentive Plan

In June 2019, our Board of Directors approved the 2019 Stock Incentive Plan (the “2019 Stock Plan”). Awards permitted under the 2019 Stock Plan include: Stock Options and Other Stock-Based Awards. Awards issued under the 2019 Stock Plan are at the discretion of the Board of Directors

The following is a summary of stock option activity under the 2019 Stock Plan for the year ended June 30, 2019:

Weighted-
Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(in thousands)	Price	(Years)	(in thousands)
Options outstanding at July 1, 2018	—	$—	—	$—
Less options forfeited/cancelled	—	—
Less options exercised	—	—
Add options granted	500,000,000	$0.001	1.75	$—
Options outstanding at June 30, 2019	500,000,000	$0.001	1.75	$—

Options exercisable at June 30, 2019	—	$—	—	$—

There were no stock options granted during the year ended June 30, 2018. As of June 30, 2019, there was $437,500 of total unrecognized compensation costs related to unvested stock options. These costs are expected to be recognized over a weighted average period of 1.75 years. The total fair value of stock options vested during the years ended June 30, 2019 and 2018 was $0.

On January 15, 2014, we entered into an employment agreement with our Chief Executive Officer that gives the Chief Executive Officer the right to receive a three-year option to purchase up to 60,000,000 shares of our Common Stock at $0.001 per share. To date, no options have been issued pursuant. Pursuant to the amended the employment agreement effective April 1, 2019, the options, once granted, will have no expiration date.

NOTE 10 —GEOGRAPHICAL INFORMATION

We are headquartered in Tulsa, Oklahoma. All of our long-lived assets are in the U.S.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

(a) Lease Commitments

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. The Company has no operating leases. Rent expense was $0 for the years ended June 30, 2019 and 2018, respectively.

(b) Other Commitments

As permitted under Nevada law, we have agreements with officers and directors under which we agree to indemnify them for certain events or occurrences while the officer or director is, or was, serving at our request in this capacity. The term of the indemnification period is indefinite. There is no limit on the amount of future payments we could be required to make under these indemnification agreements. Given our historical record of no claims having been made against our officers and directors, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, there were no liabilities recorded for these agreements as of June 30, 2019 or June 30, 2018.

(c) Litigation

From time to time, we are involved in various legal matters arising in the normal course of business. The outcome of this matter is undetermined at this time and currently do not expect the out of any such proceedings, either individually or in the aggregate, to have a material effect on our financial position, cash flows or results of operations.

(d) Employment Agreements

On March 6, 2019, we entered into an employment agreement with our Chief Operating Officer that provides for an annual salary of $250,000, participation in our 2019 Stock Option Plan and incentive compensation plan and eight weeks of annual paid leave. On April 1, 2019, we granted our Chief Operating Officer 250,000,000 stock options having a grant price of $0.001 per share, a two-year term, quarterly vesting on a straight-line basis and the right to start exercising on April 1, 2020.

On March 6, 2019, we entered into an employment agreement with SHHI’s Chief Executive Officer and President and that provides for an annual salary of $200,000, participation in our 2019 Stock Option Plan and incentive compensation plan and eight weeks of annual paid leave. On April 1, 2019, we granted our Chief Executive Officer and President 250,000,000 stock options having a grant price of $0.001 per share, a two-year term, quarterly vesting on a straight-line basis and the right to start exercising on April 1, 2020. On October 10, 2019 The CEO of SHHI, Mr. Habuda tendered his letter of resignation immediately. As a result, Mr, Habuda is eligible for 62,500,000 shares of options having a grant price of $0.001.

On January 15, 2014, we entered into an employment agreement with our Chief Executive Officer (“CEO Agreement”) that provides for his services for a six-month period ended July 15, 2014 and is automatically extended for one-year periods provided that neither party has terminated the Agreement with 60-day prior written notice. Compensation under the CEO Agreement consists of a $1 annual salary and the right to receive a three-year option to purchase up to 60,000,000 shares of our Common Stock at $0.001 per share. The CEO Agreement provides for the payment of an annual operational incentive bonus in the amount of 1% of fiscal year revenues, provided we are profitable under terms defined by the CEO Agreement, an annual profit incentive bonus equal to 1% of our pre-tax operating profits, a discretionary bonus determined by our Board of Directors all of which bonuses are payable in our Common Stock and cash of an equal basis. In the event that any of the our product lines are sold, the CEO Agreement calls for the Chief Executive Officer to be paid 3% of the gross proceeds from the sale at closing. Effective April 1, 2019, we agreed to amend the CEO Agreement to provide for an annual salary of $300,000 payable in cash and to reaffirm that our Chief Executive Officer has the right to receive 60,000,000 stock options and that such option have no expiration date. We have not yet issued the stock option. For the years ended June 30, 2019 and 2018, no discretionary bonuses were awarded and we incurred no bonus expense under the terms of the CEO Agree

LIMITLESS VENTURE GROUP, INC. U
UNAUDITED CONSOLIDATED BALANCE SHEETS AS
	June 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$22,572	$116,877
Restricted cash	294,916	282,521
Accounts receivable	198,271	97,670
Inventory	69,314	87,284
Prepaid and other current assets	362,532	193,807
Incentive compensation advances	177,000	151,500
Total current assets	1,124,605	929,659
Property and equipment	-	111
Goodwill and amortizable intangible asset, net	1,557,401	1,557,401
Total assets	$2,682,006	$2,487,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term advances	$199,312	$189,891
Accounts payable and accrued liabilities	3,271,612	2,250,892
Convertible and promissory notes payable	2,267,742	2,020,443
Total current liabilities	5,738,666	4,461,226
Warrants	109,290	94,307
Total liabilities	5,847,956	4,555,533

Deficiency in stockholders' equity:
Preferred stock, no par value; 6,974.839 shares authorized, issued and outstanding
as of March 31, 2021 and December 31, 2020	7	7
Common stock, $0.001 par value; 1,000,000,000 shares authorized; 15,142,106 shares issued and outstanding as of June 30, 2021 and 13,404,722 issued and outstanding as of December 31, 2020	3,877,224	3,875,487
Noncontrolling interest	(1,207,358)	(906,488)
Additional paid-in capital	13,623,926	13,503,455
Accumulated deficit	(19,459,747)	(18,540,823)
Total deficiency in stockholders' equity	(3,165,948)	(2,068,362)
Total liabilities and deficiency in stockholders' equity	$2,682,006	$2,487,171

See accompanying notes to unaudited consolidated financial statements.

LIMITLESS VENTURE GROUP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For theThree Months		For the Six Months
	June 30,		June 30,
	2021	2020	2021	2020

REVENUE	$ 335,748	$ 80,368	$ 634,641	$ 80,368

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue	198,779	35,886	398,154	35,886
Sales and marketing	125,822	15,671	187,492	16,538
General and administrative	341,767	156,987	784,098	288,831
Share-based compensation expense	—	31,250	31,250	62,500
Depreciation and amortization expense	—	(78,967)	111	(56,617)
Total costs of revenue and operating expenses	666,368	160,827	1,401,125	268,171

Loss from operations	(330,620)	(80,459) )	(766,464)	(187,803) )

Other income (expense)
Gain (loss) from change in value of warrant	65,227	—	(14,983)	—
Interest expense	(71,404)	(14,853)	(141,527)	(29,401)
Other (expense) income, net	(6,177)	(14,853)	(156,510)	(29,401)

Loss before income taxes	(336,797)	(95,312)	(922,974)	(217,204)
Income tax expense	—	—	—	—
Net loss	$ (336,797)	$ (835,305)	$ (922,974)	$ (217,204)

Less net loss attributable to noncontrolling interest	65,571	31,665	158,938	31,665

Net loss attributable to Limitless Venture Group, Inc.	(269,226)	(63,647)	(764,036)	(185,539)

Basic (loss) income per common share	$ (0.02)	$ (0.00) 0(0.00) (0.06)	$ (0.05)	$ (0.01)
Diluted (loss) income per common share	$ (0.02)	$ (0.00) (0.06)	$ (0.05)	$ (0.01)

Weighted average basic and diluted shares outstanding	14,845,493	12,916,667	14,142,203	12,916,667
Weighted average diluted shares outstanding	14,845,493	12,916,667	14,142,203	12,916,667

See accompanying notes to unaudited consolidated financial statements.

LIMITLESS VENTURE GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Six Ended June 30, 2021

	Stock			Additional paid-in	Accumulated	Total stockholders’
	Common	Preferred	Noncontrolling interest	capital	deficit	equity
Balance at January 1, 2021	$3,875,487	$7	$(906,488)	$13,503,455	$(18,540,823)	$(2,068,362)
Issuance of common to Leonite Capital in connection with sale of convertible note payable	37	—	—	5,921	—	5,958
Share-based compensation expense	—	—	—	31,250	—	31,250
Sale of common stock	1,700	—	—	83,300	—	85,000
Change in noncontrolling interest	—	—	(459,808)	—	4,050	(455,758)

Net loss	—	—	158,938	—	(922,974)	(764,036)
Balance at June, 2021	$3,877,224	$7	$(1,207,358)	$13,623,926	$(19,459,747)	$(3,165,948)

See accompanying notes to unaudited consolidated financial statements.

LIMITLESS VENTURE GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(922,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	(111)
Share-based compensation expense	31,250
Loss from change in value of warrant	14,983
Amortization expense for note discounts	39,097
Change in operating assets and liabilities:
Accounts receivable	(100,601)
Incentive compensation advances	(25,500)
Prepaid and other current assets	(168,725)
Inventory	(17,970)
Accounts payable and accrued liabilities	1,020,720
Net cash used in operating activities	(129,831)

CASH FLOWS FROM INVESTING ACTIVITIES	---

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of convertible notes, net of cash repayments	109,000
Change in noncontrolling interest	(167,895)
Proceeds from sales of Common Stock	85,000
Short-term advances, net of repayments	9,421
Net cash provided by financing activities	35,526

Net decrease in cash and cash equivalents	(94,305)
Cash and cash equivalents at beginning of period	116,877
Cash and cash equivalents at end of period	$22,572

Supplemental disclosure of cash and non-cash transactions:
Interest paid	$4,834
Income taxes paid	$—

See accompanying notes to unaudited consolidated financial statements.

LIMITLESS VENTURE GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Limitless Venture Group, Inc. (“we,” “us,” “our,” the “Company”, “LVGI” and “Limitless”) provides its shareholders with access to leading small and medium businesses focused on growth. Leveraging its permanent capital base, long-term, disciplined approach, and actionable expertise, LVGI owns controlling interests in our subsidiary businesses and partners with their management teams to build businesses that can unlock significant value for shareholders.

Basis of presentation —As disclosed in NOTE 5, as of December 31, 2020, we have $787,850 in outstanding principal obligations on convertible notes payable to several note holders that are delinquent. We have incurred recurring net losses and have not yet achieved profitable operations. There can be no assurance that we will achieve profitability, continue to finance our operating losses or successfully renegotiate the loans’ terms. No adjustments have been made to our unaudited consolidated financial statements to reflect the uncertainty of our financial condition.

In February 2021, we changed our fiscal year end to December 31 from June 30. The financial statements presented herein reflect a December 31 fiscal year end.

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. We made estimates with respect to an inventory valuation allowance, fair values of long-lived assets and fair value of stock-based compensation amounts. Actual results could differ from these estimates.

Principles of Consolidation — The unaudited consolidated financial statements include the accounts of Limitless Venture Group, Inc. and subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition — The majority of our revenue for the year ended December 31, 2020 and 2019 is generated from the sales of consumer goods. Under ASC 606, revenue is recognized when our customer obtains control of promised goods in an amount that reflects the consideration we expect to receive in exchange for those goods. We measure revenue based on consideration specified in a contract with a customer including any sales incentives.

Stock-based Compensation — We account for stock-based compensation by applying a fair-value-based measurement method to account for share-based payment transactions with employees, non-employees and directors. We record compensation costs associated with the vesting of unvested options on a straight-line basis over the vesting period. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock instead of settling such obligations with cash payments. We use the Black-Scholes model to estimate the fair value of each option grant on the date of grant. This model requires the use of estimates for expected term of the options and expected volatility of the price of our common stock.

Income Taxes — We record deferred tax assets and liabilities for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating losses and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. We reduce deferred tax assets by a valuation allowance if, based on available evidence, it is more likely than not that these benefits will not be realized.

We use a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

Cash and Cash Equivalents — All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents.

Restricted Cash — Jasper Benefits Solutions, LLC, an insurance benefits plan administrator that is our majority-owned subsidiary receives cash payments from its clients in the normal course of business. Such funds are held in segregated bank accounts and used to administer obligaitons of client plans.

Allowance for Doubtful Accounts — We make judgments related to our ability to collect outstanding accounts receivable and unbilled work-in-progress. We provide allowances for receivables when their collection becomes doubtful by recording an expense. We determine the allowance based on our assessment of the realization of receivables using historical information and current economic trends, including assessing the probability of collection from customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments owed to us, an increase in the allowance for doubtful accounts would be required. We evaluate the adequacy of the allowance regularly and make adjustments accordingly. Adjustments to the allowance for doubtful accounts could materially affect our results of operations.

Sales and Use Tax — Applicable revenue-based state and use taxes are included in revenue.

Advertising and Promotion Costs — Advertising and promotion costs are expensed as incurred. Advertising costs totaled approximately $41,553 and $28,477 for the three months ended June 30, 2021 and 2020, respectively. Advertising costs totaled approximately $36,820 and $28,477 for the six months ended June 30, 2021 and 2020, respectively.

Property and Equipment and Long-Lived Assets — Property and equipment are stated at cost or estimated fair value if acquired in an acquisition, less accumulated depreciation, and are depreciated over their estimated useful lives, or the lease term, if shorter, using the straight-line method. Leasehold improvements are stated at cost, less accumulated amortization, and are amortized over the shorter of the lease term or estimated useful life of the asset. Maintenance and repair costs are expensed as incurred.

We review our long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. We evaluate the recoverability of an asset or asset group by comparing its carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, we recognize an impairment charge as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Recent Accounting Pronouncements

Management has evaluated recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on our consolidated financial statements and related disclosures.

NOTE 2 — ACQUISITIONS

On May 6, 2020, we entered into an agreement with Rokin, Inc., a Nevada corporation, and its shareholders (“Rokin”) to acquire 356 outstanding shares of Rokin stock and 316 shares of newly issued shares of Rokin stock , collectlively representing 51% of Rokin’s outstanding stock. We agreed to pay Rokin, Inc, $206,000 in cash, $55,000 in products and services. The cash portion of the consideration consists of $20,000 that was payable on May 1, 2020, $40,000 that was payable by no later than June 30, 2020 and $146,000 that is payable in November 2020. We agreed to issue Rokin shareholders 3,333 shares of our Preferred Stock that may be converted into 3,333,333 shares of our Common Stock having an aggregate market value of $300,000.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon their fair values at the acquisition date. The $666,052 excess of the purchase price over the net assets and liabilities was recorded as goodwill. The results of the Rokin operations have been included in the consolidated financial statements since the acquisition date.

The following table summarizes the purchase price and fair values of the assets acquired and liabilities assumed at the date of acquisition as adjusted for measurement period adjustments identified:

At May 6, 2020 (preliminary)
Cash Consideration	$206,000
Products and Services Consideration	55,000
Equity Consideration	300,000
Total purchase price	$561,000

Cash and cash equivalents	$29,753
Inventory	97,965
Accounts receivable	8,190
Equipment	151
Total identifiable assets	136,059

Loans payable, including accrued interest	(1,000,561)
Total identifiable liabilities	(1,000,561)
Net identifiable liabilities acquired	(864,502)
Noncontrolling interest in net identifiable liabilities	423,054
Net identifiable liabilities acquired, controlling interest portion	(441,448)
Goodwill	1,002,448
Net assets acquired	$561,000

On August 18, 2020, LVGI entered into an agreement with KetoSports, Inc. (“KetoSports”) to acquire 550 shares of KetoSports, representing 51% of KetoSports’ outstanding common stock in exchange for $225,000 in cash, 2,500 shares of LVGI Preferred Stock that may be converted into LVGI common stock having an aggregate market value of $225,000 upon issuance and marketing services provided by LVGI that is valued at $75,000.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon their fair values at the acquisition date. The $666,052 excess of the purchase price over the net assets and liabilities was recorded as goodwill. The results of the KetoSports operations have been included in the consolidated financial statements since the acquisition date.

The following table summarizes the purchase price and fair values of the assets acquired and liabilities assumed at the date of acquisition as adjusted for measurement period adjustments identified:

At August 18, 2020 (preliminary)
Cash Consideration	$225,000
Services Consideration	75,000
Equity Consideration	225,000
Total purchase price	$525,000

Cash and cash equivalents	$4,121
Inventory	26,546
Accounts receivable	109,936
Patent	9,755
Total identifiable assets	150,358
Total identifiable liabilities	—
Net identifiable assets acquired	150,358
Noncontrolling interest in net identifiable assets	73,298
Net identifiable assets acquired, controlling interest portion	77,060
Goodwill	447,940
Net assets acquired	$525,000

On November 18, 2020, LVGI entered into an agreement with Jasper Benefits Solutions, LLC. (“Jasper”) to acquire 51% of Jasper’s outstanding ownership units in exchange for 1,113 shares of LVGI Preferred Stock that may be converted into LVGI common stock having an aggregate market value of $102,000 on that date.

We accounted for this business combination by applying the acquisition method, and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon their fair values at the acquisition date. The $97,553 excess of the purchase price over the net assets and liabilities was recorded as goodwill. The results of Jasper’s operations have been included in the consolidated financial statements since the acquisition date.

The following table summarizes the purchase price and fair values of the assets acquired and liabilities assumed at the date of acquisition as adjusted for measurement period adjustments identified:

At November 18, 2020 (preliminary)
Equity Consideration	$102,000
Total purchase price	$102,000

Cash and cash equivalents	$1,462
Restricted cash	289,274
Accounts receivable	7,262

Total identifiable assets	297,998
Total identifiable liabilities	289,274
Net identifiable assets acquired	8,724
Noncontrolling interest in net identifiable assets	4,277
Net identifiable assets acquired, controlling interest portion	4,447
Goodwill	97,553
Net assets acquired	$102,000

NOTE 3 — GOODWILL AND INTANGIBLE ASSETS

We amortize identifiable intangible assets on a straight-line basis over their estimated two-year useful lives. As of December 31, 2020 and 2019, goodwill and identifiable intangible assets were as follows:

	June 30, 2021
	Gross Amount	Accumulated Amortization	Net Carrying Amount
Goodwill	$1,547,940	$—	$1,547,940
Patent	9,755	(294)	9,461
	$1,557,695	$(294)	$1,557,401

	December 31, 2020
	Gross Amount	Accumulated Amortization	Net Carrying Amount
Goodwill	$1,547,940	$—	$1,547,940
Patent	9,755	(294)	9,461
	$1,557,695	$(294)	$1,557,401

NOTE 4 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities are as follows:

	June 30, 2021	December 31, 2020
Accounts payable and accrued liabilities:
Accounts payable	$ 518,361	$ 8,972
Accrued interest	1,082,932	957,225
Accrued salaries	1,355,555	980,555
Customer trust accounts	294,916	282,521
Other accrued liabilities	19,848	21,619
	$ 3,271,612	$ 2,250,892

Jasper Benefits Solutions, LLC, an insurance benefits plan administrator that is our majority-owned subsidiary receives cash payments from its clients in the normal course of business. Such funds are held in segregated bank accounts and used to administer obligaitons of client plans and carried as a restricted cash asset and customer trust accounts liability on our balance sheet.

In April 2019, we adopted an executive incentive compensation plan that provides for our Chief Executive Officer, President and Chief Operating Officer (the “Executives”) to earn additional compensation based on achievement of our business objectives, including raising additional working capital. As of June 30, 2021 and December 31, 2020, we advanced a total of $177,000 and $151,500, respectively, in incentive compensation to the Executives that will be earned once we achieve our business objectives.

NOTE 5 — CONVERTIBLE AND PROMISSORY NOTES PAYABLE

Convertible Notes Payable

As of June 30, 2021 and December 31, 2020, we have convertible notes payable having aggregate principal balances of $787,850 that are in default. The notes may be converted into our Common Stock, subject to the number of available authorized common shares.

On January 1, 2010, we issued an unsecured $110,000 convertible note that was subsequently acquired by CGS Investments LLC. The note is due on demand, accrues interest at 10% per annum and is convertible into our Common Stock at 50% discount to average close over trailing 20-days Share. In April 2021, the Company and CGS Investments LLC and agreed that the holder will not convert any portion of the note until the Company’s note payable to Leonite Capital is repaid in full and CGS Investments LLC fixed its conversion price at $0.02 per share. The $110,000 note principal and $71,515 and $66,060 in accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

In April 2021, the Company and Joseph Masone agreed that Joseph Masone will not convert any portion of the note until the Company’s note payable to Leonite Capital is repaid in full and CGS Investments LLC fixed its conversion price at $0.02 per share.

On December 19, 2011, we issued an unsecured $313,000 convertible note to Thomas Cox that matured on June 1, 2012, accrues interest at 12% per annum and is convertible into our Common Stock at $30.00 per share. The $313,000 note principal and $372,928 and $354,303 in accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On October 15, 2015, we issued a non-interest bearing unsecured $4,000 convertible note to Paul Ensminger that is due on demand and is convertible into our Common Stock at a conversion price equal to a 50% discount to the three-day average closing price of our Common Stock upon request for conversion. The $4,000 note principal is outstanding at June 30, 2021 and December 31, 2020, respectively.

On February 1, 2019, we issued a $10,000 convertible note that matured on August 1, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2% (5.5%). The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of the holder, Dane Basham, or our option should Mr. Basham request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.09 per share. The $10,000 note principal and $1,436 and $1,064 accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On June 13, 2019, we issued a $32,200 convertible note to Duncan Weir that matured on September 19, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2% (5.5%). The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Weir or our option should Mr. Weir request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.09 per share. The $32,200 note principal and $4,301 and $3,103 accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On April 30, 2019, we issued three $50,000 convertible notes to Charis Retherford, Will Retherford and Sarah Habuda, respectively, that mature on October 27, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2% (5.5%). The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of each note holder. The note principal is convertible into our Common Stock at a conversion price equal to $1.50 per share. In consideration for issuing the note, we received the right to $150,000 in services provided by the individuals. As of June 30, 2021 and December 31, 2020, the total of $150,000 notes’ principal is outstanding, $18,863 and $13,284 in accrued interest is payable as of June 30, 2021 and December 31, 2020, respectively and $113,480 is included in prepaid expenses in our unaudited consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.

On April 30, 2019, we issued a $25,000 convertible note to Devmercs LLC (“Devmercs”) that matures on October 27, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date (5.5%) plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Devmercs. The note principal is convertible into our Common Stock at a conversion price equal to $0.75 per share. In consideration for issuing the note, we received the right to $25,000 in services provided by Devmercs. As of June 30, 2021 and December 31, 2020, the $25,000 note principal is outstanding and included in prepaid expenses and $3,144 and $2,214 of accrued interest, respectively, is included in accounts payable and accrued liabilities in our unaudited consolidated balance sheet.

On May 9, 2019, we issued a $10,000 convertible note to Adrian Ross Brown that matures on November 9, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2% (5.5%). The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Brown or our option should Mr. Brown request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.27 per share. The $10,000 note principal and $1,231 and $859 in accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On May 23, 2019, we issued a $12,000 convertible note to Christopher Gibson that matures on November 23, 2019 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date (5.5%) plus 2%. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Gibson or our option should Mr. Gibson request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.27 per share. The $12,000 note principal and $1,442 and $996 in accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On June 19, 2019, we issued a $50,000 convertible note to Wesley R. Curry that matures on June 14, 2020 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2% starting June 14, 2020. The note is secured by a blanket lien on all our assets and upon maturity may be converted at the option of Mr. Curry or our option should Mr. Curry request repayment in cash. The note principal is convertible into our Common Stock at a conversion price equal to $0.21 per share. The $50,000 note principal and $3,262 and $1,712 in accrued interest are outstanding at June 30, 2021 and December 31, 2020, respectively.

On July 1, 2020, we sold our COO a convertible note payable for $15,000. The note matures on June 30, 2021 and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2%. Note principal may, at the option of the noteholder, be converted in LVGI Common Stock at a fixed price of $0.02 per share. The note is secured by a blanket lien on all our assets. The $15,000 note principal is outstanding at June 30, 2021 and December 31, 2020.

On June 15, 2021, we issued a total of $85,000 in convertible notes for marketing, search engine optimization and online advertising service to three companiesDennis Shaknovich that mature 365 days from issuance and, upon maturity, accrues interest at the U.S. prime rate as of the maturity date plus 2%. The notes are secured by a blanket lien on all our assets and upon maturity may be converted at each note holder’s option. The note principal is convertible into our Common Stock at $0.09 per share. The $85,000 note principal is outstanding at June 30, 2021.

On August 18, 2020, LVGI and Leonite Capital, LLC (“Leonite”) entered into a series of agreements pursuant to which LVGI agreed to sell Leonite senior secured convertible notes (“Notes”), issue warrants to Leonite, give Leonite priority rights to purchase shares of LVGI Common Stock should LVGI sell shares through its approved SEC Registration on Form 1-A for up to $1,500,000 in issuance proceeds, give Leonite the right of first refusal on future LVGI financings, and give Leonite the right to acquire a minority interest in future LVGI acquisitions. LVGI sold $655,380 in Notes to Leonite that have a 10% original issuer discount, a 10% interest rate, being equal to the greater of 10% or the U.S. prime rate plus 6.75%. The Notes require monthly interest payments and six equal monthly principal payments starting in June 2021. Based on the Notes sold, we issued to Leonite 523,988 shares of LVGI Common Stock, warrants to purchase 1,523,250 shares of LVGI Common Stock at $0.08 per share for up to ten years, and the right to convert the Notes into LVGI Common Stock at $0.05 per share.

The components of the outstanding principal amounts for convertible notes are as follows:

	June 30, 2021	December 31, 2020
Convertible note holders:
CGS Investments LLC	$ 110,000	$ 110,000
Joseph Masone	75,650	75,650
Thomas Cox	313,000	313,000
Paul Ensminger	4,000	4,000
Dane Casham	10,000	10,000
Duncan Weir	32,200	32,200
Zealcon, Inc.	—	—
Charis Retherford	50,000	50,000
Sarah Habuda	50,000	50,000
Will Retherford	50,000	50,000
Devmercs LLC	25,000	25,000
Adrian Ross Brown	10,000	10,000
Wesley R. Curry	50,000	50,000
Christopher Gibson	12,000	12,000
Devon Diaz	15,000	15,000
Dennis Shaknovich	85,000	—
Leonite Capital	655,380	535,480
	$ 1,547,230	$ 1,342,330

Promissory Notes Payable

On December 31, 2017, Rokin entered into a Employee Compensation Loan Agreement with its Chief Executive Officer, who owns an equity interest in Rokin, (“Rokin CEO”) pursuant to which the Rokin CEO agreed to lend Rokin cash and perform CEO services that are repayable on April 1, 2023 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loan principal was $332,000.

On January 16, 2017, Rokin entered into a Loan Agreement with two individuals, who own an equity interest in Rokin, pursuant to which Rokin borrowed $18,955 that is repayable on April 1, 2023 with interest accruing at 15% per annum, compounding annually. An earlier advance of $15,000 by the two individuals is being carried under the same terms as the January 16, 2017 Loan Agreement. On June 20, 2017, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $10,000 that is repayable on June 20, 2022 with interest accruing at 15% per annum, compounding annually. On September 20, 2017, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $10,000 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 2, 2018, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $12,500 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 17, 2019, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $10,000 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 21, 2021, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $2,475 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loans’ principal was $68,930.

On January 16, 2017, Rokin entered into a Loan Agreement with with an entity that owns an equity interest in Rokin, pursuant to which Rokin borrowed $30,120 that is repayable on April 1, 2023 with interest accruing at 15% per annum, compounding annually. An earlier advance of $15,000 by the entity is being carried under the same terms as the January 16, 2017 Loan Agreement. On June 20, 2017, Rokin entered into a Loan Agreement with the same entity pursuant to which Rokin borrowed $16,000 that is repayable on June 20, 2022 with interest accruing at 15% per annum, compounding annually. On September 20, 2017, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $20,000 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 2, 2018, Rokin entered into a Loan Agreement with the same entity pursuant to which Rokin borrowed $17,444 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 21, 2021, Rokin entered into a Loan Agreement with the same entity pursuant to which Rokin borrowed $3,960 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loans’ principal was $112,524.

On January 16, 2017, Rokin entered into a Loan Agreement with two individuals, who own an equity interest in Rokin, pursuant to which Rokin borrowed $13,269 that is repayable on April 1, 2023 with interest accruing at 15% per annum, compounding annually. An earlier advance of $10,500 by the two individuals is being carried under the same terms as the January 16, 2017 Loan Agreement. On June 20, 2017, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $7,000 that is repayable on June 20, 2022 with interest accruing at 15% per annum, compounding annually. On September 20, 2017, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $10,000 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 2, 2018, Rokin entered into a Loan Agreement with the same entity pursuant to which Rokin borrowed $9,636 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. On January 21, 2021, Rokin entered into a Loan Agreement with the same entity pursuant to which Rokin borrowed $1,738 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loans’ principal was $52,143.

On September 15, 2017, Rokin entered into a Loan Agreement with the Rokin CEO and an entity controlled by the Rokin CEO pursuant to which the Rokin CEO and related entity agreed to lend Rokin $20,000 that is repayable on September 1, 2022 with interest accruing at 15% per annum, compounding annually. Earlier advances of $110,000 by the Rokin CEO is being carried under the same terms as the January 16, 2017 Loan Agreement. As of June 30, 2021and December 31, 2020, the outstanding loan principal was $130,000.

On January 16, 2017, Rokin entered into a Loan Agreement with two individuals, who own an equity interest in Rokin, pursuant to which Rokin borrowed $17,000 that is repayable on September 1, 2022 with interest accruing at 15% per annum, compounding annually. On January 18, 2019, Rokin entered into a Loan Agreement with the same two individuals pursuant to which Rokin borrowed $3,000 that is repayable on September 20, 2022 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loan principal was $20,000.

On January 22, 2019, Rokin entered into a Loan Agreement with an individual, who own an equity interest in Rokin, pursuant to which Rokin borrowed $35,000 that is repayable on September 1, 2022 with interest accruing at 15% per annum, compounding annually. As of June 30, 2021and December 31, 2020, the outstanding loan principal was $35,000.

On January 2, 2019, Rokin received a $19,300 non-interest bearing advance from an individual. As of June 30, 2021and December 31, 2020, the outstanding advance was $19,300.

NOTE 6 – SHORT-TERM ADVANCES

As of June 30, 2021and December 31, 2020, we owed $199,312 and $189,891, respectively, to the Chief Executive Officer for cash advanced to us for operating purposes. The advances are repayable on demand.

NOTE 7 – WARRANTS

In connection with the sales of Notes to Leonite, we issued a total of 1,523,250 warrants to purchase our Common Stock at $0.08 per share. The warrants expire ten years from their dates of issuance. The warrants may be settled in cash and therefore we have recognized a liability for the outstanding warrants based on their fair market values as of the dates of their issuance. We valued the warrants using the Black-Scholes method and carry the initial values as a debt discount that is amortized over the one-year terms of the Notes.

NOTE 8 − STOCKHOLDERS’ EQUITY

Reverse Stock Split

On March 31, 2019, the Company filed an amendment to its Restated Certificate of Incorporation to affect a 1-for-300 reverse split of its issued and outstanding common stock that became effective in July 2020. Unless otherwise noted, all references herein to the number of common shares, price per common share or weighted average number of common shares outstanding have been adjusted to reflect this reverse stock split on a retroactive basis.

Common Stock

In March 2021, we realized $40,000 from the sale of 800,000 shares of our Common Stock at $0.05 per share. In April 2021, we realized $45,000 from the sale of 900,000 shares of our Common Stock at $0.05 per share.

Preferred Stock

As of June 30, 2021 and December 31, 2020, we have the following shares of issued and outstanding Preferred Stock.

Preferred Stock Series
G	1.000
N	7.500
T	766.667
U	727.001
V	700.001
W	528.001
X	330.001 330.001
Y	231.667 330.001
Z	33.334
AA	16.667 16.66
AB	750.000
AC	750.000
AD	500.000
AE	500.000
AF	1,133.000
6,974.839

Certain Anti-Takeover Provisions/Agreements with Stockholders

Our restated certificate of incorporation allows the board of directors to issue shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

On May 22, 2012, we authorized one share of no par Series G Preferred (“G”) that entitles the holder to (i) exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisioners of the articles of incorporation if any amendment would alter or change any preference or any relative or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of voting power of such class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof, (ii) exercise the holder’s voting power without converting the G into Common Stock and (iii) convert, at the holder’s sole option, a share of G Preferred Stock into Common Stock upon providing the Company with fifteen days written notice with the number of Common shares to be issued being equal to 51% of the then outstanding Common Stock. On May 22, 2012, we issued one share of G to our Chief Executive Officer at the time and on January 15, 2014; our current Chief Executive Officer acquired the share of G. As of December 31, 2020 and 2019, one share of G is issued and outstanding.

On June 10, 2019, we issued 7.5 shares of Series N non-voting Preferred Stock that entitles the holder to convert each share into 10,000,000 shares of our Common Stock for a total of 25,000 Common shares.

On May 6, 2020, we issued a total of 3,333.339 shares of our non-voting Preferred Stock, consisting of 766.667 shares of Series T, 727.001 shares of Series U, 700.001 shares of Series V, 528.001 shares of Series W, 330.001 shares of Series X, 231.667 shares of Series Y, 33.334 shares of Series Z and 16.667 shares of Series AA that entitles the holders to convert each share into 1,000 shares of our Common Stock for a total of 3,333,339 Common shares.

On August 18, 2020, we issued a total of 2,500 shares of our non-voting Preferred Stock, consisting of 750 shares of Series AB, 750 shares of Series AC, 500 shares of Series AD and 500 shares of Series AE that entitle the holders to convert each share into our Common Stock for a total of 8,333,333 Common shares.

On November 18, 2020, we issued a total of 1,133 shares of our non-voting Series AF Preferred Stock that entitle the holder to convert each share into our Common Stock for a total of 1,133,00 Common shares.

NOTE 9 — (LOSS) INCOME PER COMMON SHARE

We compute basic (loss) income per share (“IPS”) by dividing net income or loss available to common stockholders by the weighted average number of shares outstanding during the period, including common stock issuable under participating securities. We compute diluted IPS using the weighted average number of shares outstanding, including participating securities, plus all potentially dilutive common stock equivalents. Common stock equivalents consist of stock options and restricted stock.

As a result of our loss for the three months ended June 30, 2021, basic and diluted IPS are $(0.01) and $(0.00), respectively, because any potentially dilutive shares are excluded from determining the dilutive IPS per share. As a result of our loss for the six months ended June 30, 2021, basic and diluted IPS are $(0.05) and $(0.01), respectively, because any potentially dilutive shares are excluded from determining the dilutive IPS per share.

All shares of unvested stock options were excluded from basic and dilutive earnings per share.

As of June 30, 2021 and December 31, 2020, approximately 500,000,000 shares are potentially issuable upon conversion of convertible note principal and interest at the applicable conversion price for each note.

NOTE 10 — SHARE-BASED COMPENSATION

We account for stock-based compensation by applying a fair-value-based measurement method to account for share-based payment transactions with employees and directors, and record compensation cost for all stock awards granted and awards modified, repurchased, or cancelled after that date, using the modified prospective method. We record compensation costs associated with the vesting of unvested options on a straight-line basis over the vesting period. With respect to our stock-based compensation plans, we recognized share-based compensation expense in the unaudited consolidated statements of operations $31,250 and $61,500for the six months ended June 30, 2021 and 2020, respectively.

Stock Incentive Plan

In June 2019, our Board of Directors approved the 2019 Stock Incentive Plan (the “2019 Stock Plan”). Awards permitted under the 2019 Stock Plan include: Stock Options and Other Stock-Based Awards. Awards issued under the 2019 Stock Plan are at the discretion of the Board of Directors.

There were no stock options granted during the six months ended June 30, 2021.

NOTE 11 —GEOGRAPHICAL INFORMATION

We are headquartered in Tulsa, Oklahoma. All of our long-lived assets are in the U.S.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

(a) Lease Commitments

Under Topic 842, operating lease expense is generally recognized evenly over the term of the lease. The Company has no operating leases. Rent expense was $9,317 and $0 for the six months ended June, 2021 and 2020, respectively.

(b) Other Commitments

As permitted under Nevada law, we have agreements with officers and directors under which we agree to indemnify them for certain events or occurrences while the officer or director is, or was, serving at our request in this capacity. The term of the indemnification period is indefinite. There is no limit on the amount of future payments we could be required to make under these indemnification agreements. Given our historical record of no claims having been made against our officers and directors, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, there were no liabilities recorded for these agreements as of June 30, 2021 and December 31, 2020.

Under terms of our agreement to acquire a majority interest in Rokin, we committed to raising $1,000,000 to be used primarily as working capital for the Rokin business.

Under terms of our agreement to acquire a majority interest in Jasper, we committed to raising $500,000 to be used primarily as working capital for Jasper’s business. Management is assessing whether to seek additional capital for Jasper or use its resources for other strategic priorities. In the event that the Company does not raise $500,000 for Jasper, the minority owner of Jasper could exercise its rights to reacquire the Company’s majority ownership interest in Jasper.

(c) Litigation

From time to time, we are involved in various legal matters arising in the normal course of business. The outcome of this matter is undetermined at this time and currently do not expect the out of any such proceedings, either individually or in the aggregate, to have a material effect on our financial position, cash flows or results of operations.

On November 11, 2019, we received a letter from one of the GOCO Minority Owners that seeks payment of cash and our shares as settlement of the convertible notes held by the GOCO Minority Owners. We believe that the claim has no material effect on our unaudited condensed consolidated financial statements as of June 30, 2021.

(d) Employment Agreements

On June 6, 2019, we entered into an employment agreement with SHHI’s Chief Operating Officer that provides for an annual salary of $200,000, participation in our 2019 Stock Option Plan and incentive compensation plan and eight weeks of annual paid leave. On April 1, 2019, we granted our Chief Operating Officer 833,333 stock options having a grant price of $0.30 per share, a two-year term, quarterly vesting on a straight-line basis and the right to start exercising on April 1, 2020. On August 8, 2019, we amended the employment agreement to reassign his role to be SHHI’s Chief Executive Officer. On October 10, 2019, SHHI’s Chief Executive Officer resigned and asserted a claim for unpaid compensation that was subsequently rescinded.

On June 6, 2019, we entered into an employment agreement with SHHI’s Chief Executive Officer and President that provides for an annual salary of $200,000, participation in our 2019 Stock Option Plan and incentive compensation plan and eight weeks of annual paid leave. On April 1, 2019, we granted our Chief Executive Officer and President 833,333 stock options having a grant price of $0.30 per share, a two-year term, quarterly vesting on a straight-line basis and the right to start exercising on April 1, 2020. On August 8, 2019, we amended the employment agreement to reassign his role to be LVGI’s Chief Operating Officer.

On January 15, 2014, we entered into an employment agreement with our Chief Executive Officer (“CEO Agreement”) that provides for his services for a nine-month period ended July 15, 2014 and is automatically extended for one-year periods provided that neither party has terminated the Agreement with 60-day prior written notice. Compensation under the CEO Agreement consists of a $1 annual salary and the right to receive a three-year option to purchase up to 200,000 shares of our Common Stock at $0.30 per share. The CEO Agreement provides for the payment of an annual operational incentive bonus in the amount of 1% of fiscal year revenues, provided we are profitable under terms defined by the CEO Agreement, an annual profit incentive bonus equal to 1% of our pre-tax operating profits, a discretionary bonus determined by our Board of Directors all of which bonuses are payable in our Common Stock and cash of an equal basis. In the event that any of the our product lines are sold, the CEO Agreement calls for the Chief Executive Officer to be paid 3% of the gross proceeds from the sale at closing. Effective April 1, 2019, we agreed to amend the CEO Agreement to provide for an annual salary of $300,000 payable in cash and to reaffirm that our Chief Executive Officer has the right to receive 200,000 stock options and that such option have no expiration date. We have not yet issued the stock option. For the six months ended June 30, 2021, no discretionary bonuses were awarded and we incurred no bonus expense under the terms of the CEO Agreement, as amended.

NOTE 12 — SUBSEQUENT EVENTS

On July 12, 2021, the Company and Leonite amended the terms of the Leonite Notes that waived any nonpayment defaults at the time, caused Leonite to advance the Company $50,000, net of $13,583 in fees and the original issuer discount provided for in the Leonite Notes, prohibited Leonite from taking any collections actions for three months and caused the Company to seek a reduction in the offering price of its registered Common Stock to $0.021 per share.

On August 23, 2021, the Company and the minority shareholders of Rokin agreed that the Company would, by September 13, 2021, resolve its commitment to provide $1,000,000 in financing for Rokin’s business and other matters and that in the event the Company does not, the Company would not object to the minority shareholders’ exercising their rights under the May 6, 2020 Buy/Sell Agreement that permits the Rokin minority shareholders to rea

PART III

EXHIBIT INDEX

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
1.1	Articles of Incorporation, as currently in effect		1-A		2.1	12/9/2019
3.2	Bylaws, as currently in effect		1-A		2.2	12/9/2019
4.1	Subscription Agreement		1-A/A		4.1	9/30/2021
4.2	Stock Incentive Plan		1-A/A		4.2	1/30/2020
12	Opinion of Thomas C. Cook, Esq., regarding the legality of the securities being registered	X

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1933, the Registrant has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 8, 2021.

Limitless Venture Group, Inc.

By:	Mr. Joseph Francella

/s/
Name:	Mr. Joseph Francella
Title:	Chief Executive Officer and Director (principal executive officer, principal accounting officer)

By:	Mr. Devon Diaz

Title: Director